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                               BINKS SAMES CORPORATION
                               _______________________

                WAIVER AND SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT
                               _______________________

                                         Re:

                Note Purchase Agreement Dated as of November 30, 1993

                                         and

                       $15,000,000 Original Principal Amount of
                  7.14% Series A Senior Notes Due December 6, 2008

                                 DATED MARCH 16, 1998







--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                           PAGE
1.   AMENDMENTS AND WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.1  Amendment of Existing Note Purchase Agreement. . . . . . . . . . .  2
     1.2  Amendment and Restatement of Existing Notes. . . . . . . . . . . .  2
     1.3  Waivers of Existing Events of Default. . . . . . . . . . . . . . .  2

2.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . .  2
     2.1  Corporate Existence and Power. . . . . . . . . . . . . . . . . . .  2
     2.2  Corporate Authority. . . . . . . . . . . . . . . . . . . . . . . .  2
     2.3  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.4  Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . .  3
     2.5  Financial Information. . . . . . . . . . . . . . . . . . . . . . .  3
     2.6  Outstanding Debt and Liens . . . . . . . . . . . . . . . . . . . .  3
     2.7  Litigation; No Violation of Governmental Orders or Laws. . . . . .  4
     2.8  No Conflicts with Agreements, Etc. . . . . . . . . . . . . . . . .  4
     2.9  Consents, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     2.10 No Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.11 Compliance with Law. . . . . . . . . . . . . . . . . . . . . . . .  5
     2.12 Title to Property; Leases. . . . . . . . . . . . . . . . . . . . .  5
     2.13 Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  5
     2.14 Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.15 Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

3.   CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . .  7
     3.1  Officer Certificates . . . . . . . . . . . . . . . . . . . . . . .  7
     3.2  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.3  Reaffirmation of Guaranty Agreement. . . . . . . . . . . . . . . .  8
     3.4  Amended and Restated Credit Agreement. . . . . . . . . . . . . . .  8
     3.5  Collateral Sharing Agreement . . . . . . . . . . . . . . . . . . .  8
     3.6  Collateral Documents . . . . . . . . . . . . . . . . . . . . . . .  8
     3.7  Lien Searches. . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     3.8  Cash Management Agreement. . . . . . . . . . . . . . . . . . . . .  9
     3.9  Termination Of Factoring Agreement . . . . . . . . . . . . . . . . 10
     3.10 Binks Sames Ltd. Charter Amendment . . . . . . . . . . . . . . . . 10
     3.11 Accrued Interest on Existing Notes . . . . . . . . . . . . . . . . 10
     3.12 Exchange of Existing Notes . . . . . . . . . . . . . . . . . . . . 10
     3.13 Closing Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.14 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.15 Proceedings Satisfactory . . . . . . . . . . . . . . . . . . . . . 10

4.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.1  Effect of Amendment and Waiver . . . . . . . . . . . . . . . . . . 11
     4.2  No Legend Required . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.3  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.4  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.5  Duplicate Originals; Execution in Counterpart. . . . . . . . . . . 12
     4.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                  TABLE OF CONTENTS

                                                                              PAGE
Schedule A               --   Noteholder Information
Schedule 1               --   Waivers of Existing Events of Default
Schedule 2.6             --   Outstanding Debt and Liens
Schedule 2.7             --   Pending Litigation
Schedule 2.9             --   Consents
Schedule 2.14(i)         --   Recording Information
Exhibit 1.1              --   Amendment of Existing Note Purchase Agreement
Exhibit 1.2              --   Amendment and Restatement of Existing Notes
Exhibit 3.6(a)           --   Form of Mortgage
Exhibit 3.6(b)           --   Form of Security Agreement
Exhibit 3.6(c)           --   Form of Patent Security Agreement
Exhibit 3.6(d)           --   Form of Pledge Agreement


                               BINKS SAMES CORPORATION

                WAIVER AND SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

                                         Re:

                Note Purchase Agreement Dated as of November 30, 1993

                                         and

                       $15,000,000 Original Principal Amount of
                   7.14% Series A Senior Notes Due December 6, 2008

                                                            Dated March 16, 1998


The Equitable Life Assurance
 Society of the United States
c/o Alliance Corporate Finance
 Group Incorporated
1345 Avenue of the Americas, 39th Floor
New York, New York  10105

Ladies and Gentlemen:

     Reference is made to the Note Purchase Agreement dated as of November 30, 1993, as amended by a Waiver and First Amendment to the Note Purchase Agreement dated September 23, 1997 (such Note Purchase Agreement, as so amended, herein referred to as the "EXISTING NOTE PURCHASE AGREEMENT"), between Binks Sames Corporation (formerly Binks Manufacturing Company), a Delaware corporation (the "COMPANY"), and each of the institutions named in Schedule I thereto, under and pursuant to which Fifteen Million Dollars ($15,000,000) aggregate principal amount of 7.14% Series A Senior Notes due December 6, 2008 (the "EXISTING NOTES") were originally issued. All capitalized terms used but not specifically defined in this Amendment have the respective meanings assigned to them in, or pursuant to the provisions of, the Existing Note Purchase Agreement, as amended by this Amendment (the Existing Note Purchase Agreement, as so amended, is herein referred to as the "AMENDED NOTE PURCHASE AGREEMENT").

     The Company requests the amendment of certain provisions of the Existing Note Purchase Agreement and the waiver of the existing Defaults and Events of Default specified herein, and, in exchange therefor, the Company agrees to amend and restate the Existing Notes to, among other things, increase the interest rate and shorten the maturity applicable thereto (the Existing Notes, as amended and restated pursuant to this Amendment, are herein referred to as the "AMENDED NOTES"), to grant, and to cause one or more of its Subsidiaries to grant, the security interests described in the Collateral Documents, and to amend such other terms and provisions of the Existing Note Purchase Agreement, in the manner herein provided.

     In consideration of the foregoing and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company and you (subject to satisfaction of the conditions set forth below in Section 3) hereby agree as follows:

1.   AMENDMENTS AND WAIVERS

     1.1  AMENDMENT OF EXISTING NOTE PURCHASE AGREEMENT.

     The Existing Note Purchase Agreement is hereby amended in the manner specified in Exhibit 1.1 hereto.

     1.2  AMENDMENT AND RESTATEMENT OF EXISTING NOTES.

     The Existing Notes are hereby amended and restated in the manner specified in Exhibit 1.2 hereto.

     1.3  WAIVERS OF EXISTING EVENTS OF DEFAULT.

     Each existing Event of Default under the Existing Note Purchase Agreement set forth in Schedule 1 hereto is hereby waived.

2.   REPRESENTATIONS AND WARRANTIES

     To induce you to enter into this Amendment, the Company makes the representations and warranties set forth in this Section 2. The Company agrees and acknowledges that for purposes of Section 12.1(c) of the Amended Note Purchase Agreement, its representations and warranties, as set forth in this Amendment, are and constitute representations and warranties furnished in connection with the Amended Note Purchase Agreement.

     2.1  CORPORATE EXISTENCE AND POWER.

     Each of the Company, SEI and each other Material Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has all requisite corporate power to own its Properties and to carry on its business as now being conducted and as proposed to be conducted. Each of the Company and each Subsidiary has all requisite corporate power and authority to execute, deliver and perform its obligations under each Financing Document to which it is a party.

     2.2  CORPORATE AUTHORITY.

     The execution, delivery and performance by the Company and each Subsidiary of each Financing Document to which the Company or such Subsidiary is a party is within the corporate powers of the Company or such Subsidiary, as the case may be, and has been duly authorized by all necessary corporate action on the part of the board of directors (no action on the part of the stockholders of the Company or any such Subsidiary being required by law) of the Company or such Subsidiary.

     2.3  BINDING EFFECT.

     Each Financing Document to which the Company or any Subsidiary is a party has been duly executed by the Company or such Subsidiary and is a legal, valid and binding obligation of the Company or such Subsidiary, as the case may be, enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, or by general principles of equity.

     2.4  FULL DISCLOSURE.

     The written statements and materials furnished by or on behalf of the Company (other than those marked "Draft," "subject to review" or words of similar intent or meaning) to you in connection with this Amendment and the transactions contemplated hereby do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances in which they were made. There is no fact known to the Company which the Company has not disclosed to you in writing which materially affects adversely or, so far as the Company can now reasonably foresee, will materially affect adversely the business, prospects, profits, Properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and each Subsidiary to perform its obligations set forth in the Financing Documents to which it is a party.

     2.5  FINANCIAL INFORMATION.

          (a) FINANCIAL STATEMENTS. The Company has delivered to you true and complete copies of its consolidated unaudited financial statements for the fiscal year ended November 30, 1997. Such historical financial statements were prepared in accordance with GAAP consistently applied and fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and the results of operations for the period covered thereby.

          (b) PROJECTIONS. The Company has delivered to you projected financial statements of the Company and the Subsidiaries listed in Exhibit A to the Disclosure Letter (collectively, the "PROJECTIONS"). The assumptions used in the preparation of the Projections were reasonable when made and continue to be reasonable. The Projections have been prepared by the financial personnel of the Company with the assistance of its advisors in light of the business of the Company and its Subsidiaries. The Projections have been prepared in good faith, have a reasonable basis and represent the good faith opinion of the Company as to the projected results of the operations of the Company and its Subsidiaries. No material facts or events known to the Company have occurred since the preparation of the Projections that would cause the Projections, taken as a whole, not to be reasonably attainable.

     2.6  OUTSTANDING DEBT AND LIENS.

     Schedule 2.6 hereto sets forth a correct and complete schedule and brief description of all Debt of the Company and its Subsidiaries outstanding on the Effective Date and all consensual Liens securing such Debt. There are no Liens on any of the Property of the Company or any of its Subsidiaries except Liens permitted by Section 7.3(C) of the Amended Note Purchase Agreement.

     2.7  LITIGATION; NO VIOLATION OF GOVERNMENTAL ORDERS OR LAWS.

          (a) Except as set forth on Schedule 2.7 hereto, there are no actions, suits or proceedings pending, or, to the knowledge of the Company after due inquiry, threatened against or affecting the Company or any of its Subsidiaries or any Properties or rights of any of them which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

          (b) There are no actions, suits or proceedings pending, or, to the knowledge of the Company after due inquiry, threatened against or affecting the Company or any of its

     Subsidiaries which seek to enjoin, or otherwise prevent the consummation of, the transactions contemplated herein or to recover any damages or obtain any relief as a result of any of the transactions contemplated herein in any court or before any arbitrator of any kind or before or by any Governmental Body.

          (c) Neither the Company nor any Subsidiary is now, or will be after or as a result of giving effect to the transactions contemplated herein, in default under, or in violation of, any Order of any court, arbitrator or Governmental Body or of any federal, state, local or foreign statute, ordinance or law or of any rule or regulation of any Governmental Body, which default or violation has or could reasonably be expected to have a Material Adverse Effect; and, except as set forth in Schedule 2.7 hereto, neither the Company nor any Subsidiary is subject to any Order of any court or Governmental Body arising out of any action, suit or proceeding under any statute, law, rule or regulation respecting antitrust, monopoly, restraint of trade or unfair competition.

     2.8  NO CONFLICTS WITH AGREEMENTS, ETC.

     Neither the execution and delivery by the Company or any Subsidiary of any Financing Document to which it is a party, nor the fulfillment of, or compliance with, the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of any term, condition or provision of, or constitute a default under, or result in the creation of any Lien on any Property of the Company or such Subsidiary pursuant to its charter or by-laws, or any contract, agreement, mortgage, indenture, lease or instrument to which it is a party or by which it is bound or to which it or any of its Property is subject, or any Order, statute, law, rule or regulation to which it or any of its Property is subject, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     2.9  CONSENTS, ETC.

     No consent, approval or authorization of, or declaration, registration or filing (except as contemplated under Section 3.7) with, any Governmental Body or any nongovernmental Person, including, without limitation, any creditor or stockholder of the Company or any Subsidiary, is required in connection with the execution or delivery by the Company or any Subsidiary of any Financing Document to which it is a party or the performance by the Company or such Subsidiary of its obligations thereunder, or as a condition to the legality, validity or enforceability of any such Financing Document, except for such consents, approvals, authorizations, declarations, registrations or filings of the Lenders or the Agent or as are listed in Schedule 2.9, all of which have been or will on or prior to the date hereof be obtained and are or will then be in full force and effect.

     2.10 NO DEFAULTS.

     No event has occurred and is continuing and no condition exists which, upon execution and delivery of this Amendment (and giving effect to Section 1.3), would constitute a Default or Event of Default. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any Debt or in default under any instrument or instruments or agreements under and subject to which any Debt has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute a default or an event of default thereunder, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     2.11 COMPLIANCE WITH LAW.

     Except as disclosed in Schedule 6.18 to the Credit Agreement, the Company and each Subsidiary is in compliance with all laws, ordinances, governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, ERISA and all Environmental Laws, except for any noncompliance that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     2.12 TITLE TO PROPERTY; LEASES.

     The Company and its Subsidiaries have good title to their respective Properties that individually or in the aggregate are material, in each case free and clear of Liens prohibited by Section 7.3(C) of the Amended Note Purchase Agreement. All leases that individually or in the aggregate are material are valid and subsisting and are in full force and effect in all material respects.

     2.13 ENVIRONMENTAL MATTERS.

     Except as disclosed in Schedule 6.18 of the Credit Agreement, the Company does not have knowledge of any claim, has not received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by the Company or any Subsidiary or other Property, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed to you in writing:

          (a) the Company does not have knowledge of any facts which would give rise to any claim, public or private, of violation of any Environmental Law or damage to the environment emanating from, occurring on or in any way related to real property now or formerly owned, leased or operated by the Company or any Subsidiary or to other Property or its use, except, in each case, such as could not reasonably be expected to have a Material Adverse Effect;

          (b) neither the Company nor any Subsidiary has stored any Hazardous Materials on real property now or formerly owned, leased or operated by the Company or any such Subsidiary or disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that could reasonably be expected to have a Material Adverse Effect; and

          (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

     2.14 COLLATERAL.

          (a)  COLLATERAL DOCUMENTS.

               (i) MORTGAGES. Each Mortgage creates a valid Lien upon the real property and interests described therein in favor of the Collateral Agent, and when such document has been recorded as indicated on
          Schedule 2.14(i) and all appropriate recording fees and taxes have been paid, such Lien shall be a perfected first priority Lien subject to no other Liens except to the extent permitted by Section 7.3(C) of the Amended Note Purchase Agreement.

               (ii) SECURITY AGREEMENTS. Each of the Security Agreements creates a valid Lien in and to the Collateral (as defined in such Security Agreement) in favor of the Collateral Agent, and when all UCC-1 financing statements required by such Security Agreement to be filed with public recording offices have been so filed, and all taxes, recording fees and other fees and charges required by applicable law to be paid in connection therewith have been duly paid in full, such Lien shall be a perfected, first priority Lien on the Collateral of a type which may be perfected by the filing of a UCC financing statement or by possession, subject to no Liens except to the extent permitted by Section 7.3(C) of the Amended Note Purchase Agreement.

               (iii) PATENT SECURITY AGREEMENT. The Patent Security Agreement of the Company dated the Effective Date creates a valid Lien in and to the Patents and Licenses (as such terms are defined in the Patent Security Agreement) in favor of the Collateral Agent, and upon the filing thereof with the United States Patent and Trademark Office and the filing of UCC-1 financing statements as therein provided for, such Lien will be a perfected first priority Lien in and to the Patents and Licenses in which a Lien may be perfected by the filing of a UCC financing statement or filing with the United States Patent and Trademark Office, subject to no Liens except to the extent permitted by Section 7.3(C) of the Amended Note Purchase Agreement;

               (iv) TRADEMARK SECURITY AGREEMENT. The Trademark Security Agreement of the Company dated the Effective Date creates a valid Lien in and to the Trademarks and Licenses (as such terms are defined in the Trademark Security Agreement) in favor of the Collateral Agent, and upon the filing thereof with the United States Patent and Trademark Office and the filing of UCC-1 financing statements as therein provided for, such Lien will be a perfected first priority Lien in and to the Trademarks and Licenses in which a Lien may be perfected by the filing of a UCC financing statement or filing with the United States Patent and Trademark Office, subject to no Liens except to the extent permitted by Section 7.3(C) of the Amended Note Purchase Agreement; and

               (v) PLEDGE AGREEMENTS. Each of the Pledge Agreements creates a valid Lien in and to the Pledged Collateral (as defined in such Pledge Agreement) in favor of the Collateral Agent, and upon delivery of such Pledged Collateral to the Collateral Agent such Lien will be a perfected first priority Lien in and to such of the Pledged Collateral as to which a Lien may be perfected by delivery, subject to no Liens except to the extent permitted by Section 7.3(C) of the Amended Note Purchase Agreement.

          (b) Warranties and Representations True. All warranties and representations made by the Company and SEI in each of the Collateral Documents are true and correct as of the date hereof.

     2.15 Solvency.

     The fair value of the business and assets of the Company and each SEI is in excess of the amount that will be required to pay its liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities on existing debts, as such liabilities may become absolute and matured), in each case both prior to and after giving effect to the transactions contemplated by the Financing Documents and the Credit Agreement. After giving effect to the transactions contemplated by the Financing Documents and the Credit
Agreement, neither the Company nor SEI will be engaged in any business or transaction, or about to engage in any business or transaction, for which such Person has unreasonably small capital, and neither the Company nor SEI has or had any intent to hinder, delay or defraud any entity to which it is, or will become, on or after the Effective Date, indebted or to incur debts that would be beyond its ability to pay as such debts mature.

3.   CONDITIONS PRECEDENT

     The amendments and the waivers set forth in Sections 1.1 and 1.2 shall become effective upon the satisfaction of the following conditions (the date of such effectiveness is herein referred to as the "EFFECTIVE DATE"):

     3.1  OFFICER CERTIFICATES.

          (a) Company Secretary's Certificate. The Company shall have delivered to you a certificate, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of each of the Financing Documents to which the Company is a party.

          (b) Subsidiary Secretary's Certificates. Each Subsidiary shall have delivered to you a certificate, dated the Effective Date, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Documents to which such Subsidiary is a party.

     3.2  OPINION OF COUNSEL.

     You shall have received from Vedder, Price, Kaufman & Kammholz, counsel for the Company and its Subsidiaries, an opinion, dated the Effective Date, in form and substance satisfactory to you and your special counsel.

     3.3  REAFFIRMATION OF GUARANTY AGREEMENT.

     You shall have received from SEI a reaffirmation of the Guaranty Agreement, in form and substance satisfactory to you and your special counsel.

     3.4  AMENDED AND RESTATED CREDIT AGREEMENT.

     The Company, the Lenders and the Agent shall have executed and delivered to you a copy of the Credit Agreement, which shall provide for at least $7,000,000 in new financing and otherwise be in form and substance satisfactory to you and your special counsel.

     3.5  COLLATERAL SHARING AGREEMENT.

     Each of the Lenders, the Collateral Agent, the Company and SEI shall have delivered to you a fully executed counterpart of the Collateral Sharing Agreement, in form and substance satisfactory to you and your special counsel.

     3.6  COLLATERAL DOCUMENTS.

          (a) MORTGAGES. Separate Mortgages relating to the Company's real properties located in the States of Georgia, Oregon and Texas, substantially in the form of Exhibit 3.6(a) hereto shall be duly executed and delivered by the Company and the Collateral Agent, and a copy of each thereof evidencing such due execution and delivery shall be delivered to you, certified as true and correct by an officer of the Company.

          (b) SECURITY AGREEMENTS. Separate Security Agreements, substantially in the form of Exhibit 3.6(b) hereto, shall be duly executed and delivered by the Collateral Agent and each of the Company and SEI, respectively, and a copy of each thereof evidencing such due execution and delivery shall be delivered to you, certified as true and correct by an officer of the Company.

          (c) PATENT SECURITY AGREEMENT. A Patent Security Agreement, substantially in the form of Exhibit 3.6(c) hereto, shall be duly executed and delivered by the Company and the Collateral Agent, and a copy thereof evidencing such due execution and delivery shall be delivered to you, certified as true and correct by an officer of the Company.

          (d) TRADEMARK SECURITY AGREEMENT. A Trademark Security Agreement substantially in the form of Exhibit 3.6(d) hereto, shall be duly executed and delivered by the Company and the Collateral Agent, and a copy thereof evidencing such due execution and delivery shall be delivered to you, certified as true and correct by the Company.

          (e) PLEDGE AGREEMENTS. Separate Pledge Agreements of the Company pledging 65% of the Capital Stock of Sames, S.A., Binks-Sames Limited and Binks Sames Canada, Ltd., and 100% of the Capital Stock of SEI shall be duly executed and delivered by the Company, and a copy of each thereof evidencing such due execution and delivery shall be delivered to you, certified as true and correct by the Company. All stock certificates and undated stock powers executed in blank required to be executed and delivered by the Company to the Collateral Agent by the terms of each of the Pledge Agreements shall have been so delivered, and the Company shall provide you with copies thereof, certified as true and correct by the Company.

          (f) PERFECTION OF LIENS. The Company shall have executed and delivered to the Collateral Agent all UCC-1 financing statements necessary to perfect the Liens of the Collateral Agent in the Collateral which may be perfected by the filing thereof and shall have delivered to the Collateral Agent all appropriate stock certificates (together with undated stock powers executed in blank to the Collateral Agent).

          (g) TERMINATION OR ASSIGNMENT OF EXISTING LIENS. All actions necessary to terminate, release or assign to the Collateral Agent any and all Liens (including all mortgages) on all properties of the Company and its Subsidiaries, other than Liens permitted under Section 7.3(C) of the Amended Note Purchase Agreement, shall have been taken in accordance with the provisions of the Collateral Documents.

          (h) LANDLORD AGREEMENTS. The Company shall have delivered to you copies of certain agreements entered into by the Company with lessors of certain premises leased by the Company, relating to the Collateral located on such premises, in form and substance reasonably satisfactory to you and your special counsel, and will use its best efforts for the thirty-day period following the Effective Date to deliver similar agreements with its other lessors that shall not have been delivered as of the Effective Date.

          (i) TITLE MATTERS. The Company shall have delivered or caused to be delivered to you one or more loan policies of title insurance, satisfactory to you and showing no exceptions to title except as acceptable to you.

          (j) CERTIFICATES OF INSURANCE. The Company shall have delivered to you certificates of insurance evidencing the insurance required by the Credit Agreement, showing the Collateral Agent as loss payee (as its interest may appear) thereunder.

     3.7  LIEN SEARCHES.

     The Company shall have delivered to you Lien searches showing that the Collateral (as defined in the Security Agreement) of the Company and its Subsidiaries is subject to no Liens other that Liens permitted under Section 7.3(C) of the Amended Note Purchase Agreement.

     3.8  TERMINATION OF FACTORING AGREEMENT.

     The Company shall have delivered to you documentation evidencing that the Master Factoring Agreement entered into on February 11, 1998 between Reservoir Capital Corporation and the Company, has been terminated, all "Assigned Accounts" have been reassigned to the Company, and all Liens on any assets of the Company in favor of Reservoir Capital Corporation have been released.

     3.9  BINKS SAMES LTD. CHARTER AMENDMENT.

     You shall have received a copy of an amendment to the Articles of Association of Binks Sames Ltd., amending such Articles of Association in the manner contemplated by Section 4.1 of the Equitable Share Charge between Company and the Agent dated as of November 21, 1997.

     3.10 ACCRUED INTEREST ON EXISTING NOTES.

     The Company shall have paid to you accrued interest on the Existing Notes up to but not including the Effective Date.

     3.11 EXCHANGE OF EXISTING NOTES.

     You shall have received, in exchange for the Existing Notes, one or more Amended Notes in the form of Exhibit 1.2 hereto, dated the Effective Date, in the aggregate principal amount of Fifteen Million Dollars ($15,000,000), duly executed by the Company.

     3.12 CLOSING FEE.

     The Company shall have paid to you or on your behalf, in either case, by wire transfer of immediately available funds as set forth on Annex 1, the first instalment of the Closing Fee in the amount of Thirty-Seven Thousand Five Hundred Dollars ($37,500).

     3.13 EXPENSES.

     All fees and disbursements required to be paid pursuant to Section 4.3 shall have been paid in full.

     3.14 PROCEEDINGS SATISFACTORY.

     All proceedings taken in connection with the execution and delivery of this Amendment and the transactions contemplated hereby shall be reasonably satisfactory to you and your special counsel; and you and your special counsel shall have received copies of such documents and papers as may be reasonably requested in connection therewith.

4.   MISCELLANEOUS

     4.1  EFFECT OF AMENDMENT AND WAIVER.

     If the foregoing is acceptable to you, please note your acceptance in the space provided below. Upon the execution and delivery by you and the Company, the Existing Note Purchase Agreement shall be deemed to be amended as set forth above and the waivers as set forth above shall be deemed to be effective. This Amendment shall be binding upon, and shall inure to the benefit of, the permitted successors and assigns of the parties hereto and the holders from time to time of the Amended Notes. Except as expressly provided herein, (i) no terms or provisions of any agreement are modified or changed by this Amendment, (ii) the terms of this Amendment shall not operate as a waiver by you of, or otherwise prejudice your rights, remedies or powers under, the Existing Note Purchase Agreement or under any applicable law and (iii) the terms and provisions of the Existing Note Purchase Agreement shall continue in full force and effect, as amended by this Amendment.

     4.2  NO LEGEND REQUIRED.

     Any and all notices, requests, certificates and other instruments including, without limitation, the Amended Notes, may refer to the Note Purchase Agreement or the Note Purchase Agreement dated as of November 30, 1993 without making specific reference to this Waiver and Second Amendment to Note Purchase Agreement, but nevertheless all such references shall be deemed to include this Waiver and Second Amendment to Note Purchase Agreement unless the context shall otherwise require.

     4.3  FEES AND EXPENSES.

     Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your reasonable out-of-pocket expenses in connection with the preparation, negotiation, execution and delivery of this Amendment, the Collateral Documents and the other Financing Documents, and the transactions contemplated hereby and thereby, including, but not limited to, the fees and disbursements of Hebb & Gitlin, your special counsel, and Coopers & Lybrand L.L.P., financial advisor to you and the Lenders, photocopying costs, and charges for shipping the Amended Notes, adequately insured, to you at your home office or at such other place as you may designate, and so long as you shall hold any of the Amended Notes, all such expenses relating to any amendments, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers or consents resulting from any work-out, restructuring or similar events relating to the performance by the Company and its Subsidiaries of their respective obligations under this Amendment and the other Financing Documents. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Amendment or any of the other Financing Documents, whether or not any Amended Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Amendment. Without limiting the foregoing, the Company agrees to pay your costs of obtaining a private placement number for the Amended Notes, and authorizes the submission of such information as may be required by the CUSIP Service Bureau of Standard &
Poor's for the purpose of obtaining such number.

     4.4  SURVIVAL.

     All warranties, representations, certifications and covenants made by the Company in this Amendment or in any certificate or other instrument delivered by it or on its behalf under this Amendment shall be considered to have been relied upon by you and shall survive the execution of this Amendment, regardless of any investigation made by or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations of the Company under this Amendment.

     4.5  DUPLICATE ORIGINALS; EXECUTION IN COUNTERPART.

     Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Amendment may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party to this Amendment, and each set of counterparts which, collectively, show execution by each such party to this Amendment shall constitute one duplicate original.

     4.6  GOVERNING LAW.

     THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; NEXT PAGE IS SIGNATURE PAGE.]

     If you are in agreement with the foregoing, please sign the form of acceptance in the space provided below, whereupon the foregoing shall become a binding agreement between you and the Company as of the date first above written.


                                   BINKS SAMES CORPORATION



                                   By: /s/ Jeffrey W. Lemajeur
                                      -------------------------------------
                                   Name: Jeffrey W. Lemajeur
                                   Title: Vice President, Chief Financial
                                          Officer


                                   THE EQUITABLE LIFE ASSURANCE
                                   SOCIETY OF THE UNITED STATES



                                   By: /s/ Joel Serbransky
                                      -------------------------------------
                                   Name: Joel Serbransky
                                   Title:

                                      SCHEDULE A

                                NOTEHOLDER INFORMATION

---------------------------------------------------------------------------------------------------------------------------------
 Noteholder Name                              THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
---------------------------------------------------------------------------------------------------------------------------------
 Name in Which Note is Registered             THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
---------------------------------------------------------------------------------------------------------------------------------
 Note Registration Number; Principal Amount   R-4;  $15,000,000
---------------------------------------------------------------------------------------------------------------------------------
 Payment on Account of Note

       Method                                 Federal Funds Wire Transfer

       Account Information                    The Chase Manhattan Bank, N.A.
                                              1251 Avenue of the Americas
                                              New York, New York 10020
                                              ABA # 021-00-0021
                                              Account of:  The Equitable Life Assurance Society of
                                              the United States
                                              Account No. #037-2-409417
                                              Re:  See "Accompanying Information" below.
---------------------------------------------------------------------------------------------------------------------------------
 Accompanying Information                     Name of Company:  BINKS SAMES CORPORATION
                                              Description of
                                              Security:         7.64% Series A Senior Secured Note Due September 30, 1999
                                              PPN:                    090527 A@ 1
                                              Due Date and Application (as among principal and interest) of the payment being made:
---------------------------------------------------------------------------------------------------------------------------------
 Address for Notices Related to Payments      The Equitable Life Assurance Society of
                                              the United States
                                              c/o Alliance Capital Management, L.P.
                                              135 West 50th Street - 5th Floor
                                              New York, NY 10020
                                              Attention:  Treasury Services
---------------------------------------------------------------------------------------------------------------------------------
 Address for all other Notices                The Equitable Life Assurance Society of
                                              the United States
                                              c/o Alliance Capital Management, L.P.
                                              1345 Avenue of the Americas
                                              New York, NY 10105
                                              Attention:  Fixed Income Credit
                                                          Research Division - 38th Floor
                                                          (212) 969-1488 - TEL
                                                          (212) 969-1466 - FAX
---------------------------------------------------------------------------------------------------------------------------------
 Tax Identification Number                    13-5570651
---------------------------------------------------------------------------------------------------------------------------------



                                     Schedule A-1

                                      SCHEDULE 1

                        WAIVERS OF EXISTING EVENTS OF DEFAULT

                                  EVENTS OF DEFAULT

     1. SECTION 12.1(c) OF THE EXISTING NOTE PURCHASE AGREEMENT. The Events of Default which have occurred and are continuing under Section 12.1(c) of the Existing Note Purchase Agreement resulting from the Company's breach of Sections 7.1(h), 7.1(j), 7.1(k), 10.1(c), 10.10 and 10.11 of the Existing Note Purchase
Agreement.


     2. SECTION 12.1(d) OF THE EXISTING NOTE PURCHASE AGREEMENT. The Events of Default which have occurred and are continuing under Section 12.1(d) of the Existing Note Purchase Agreement resulting from the Company's breach of

          (a) the delivery requirements of Section 7.1(a), (b), (c) and (d) with respect to the quarterly and annual fiscal periods of the Company ended November 30, 1997,

          (b) the notice requirements of Sections 7.1(h) and 7.1(j) with respect to the other events described in this Schedule 1,

          (c) the notice requirements of Section 7.1(k) with respect to certain matters described in the Disclosure Letter,

          (d) the requirement under Section 9.2 to make timely payment of real estate taxes relating to its Oregon property (which taxes have bee paid in full prior to the Effective Date), and

          (e) the requirements under Section 9.3(c) with respect to three Subsidiaries changing their fiscal years to November 30.

     3. SECTION 12.1(e) OF THE EXISTING NOTE PURCHASE AGREEMENT. The Event of Default which has occurred and are continuing under Section 12.1(e) of the Existing Note Purchase Agreement resulting from the Company's "Defaults" under the Credit Agreement and the expiration of the 90-day grace period with respect to one or more of such Defaults.


     The holder of the Notes on the Effective Date represents that, as of the Effective Date, it does not have "actual knowledge" of any Defaults or Events of Default other than those set forth above.


                                     Schedule 1-1

                                     SCHEDULE 2.6

                              OUTSTANDING DEBT AND LIENS


[To be provided by the Company.]



                                    Schedule 2.6-1

                                     SCHEDULE 2.7

                                  PENDING LITIGATION


[To be provided by the Company.]



                                    Schedule 2.7-1

                                     SCHEDULE 2.9

                                       CONSENTS


[To be provided by the Company.]



                                    Schedule 2.9-1

                                   SCHEDULE 2.14(i)

                                RECORDING INFORMATION


[To be provided by the Company.]



                                 Schedule 2.14(i)-1

                                                                     EXHIBIT 1.1

                    AMENDMENT OF EXISTING NOTE PURCHASE AGREEMENT

     1. AMENDMENT OF ARTICLE I OF THE EXISTING NOTE PURCHASE AGREEMENT. The first paragraph of Article I of the Existing Note Purchase Agreement is amended and restated in its entirety as follows:

          The Company has authorized, and (subject to the effectiveness of the Second Amendment) agrees and consents to, the amendment and restatement in their entirety of the Existing Notes, as provided for in this Agreement. The Existing Notes as so amended and restated (including each note delivered pursuant to any provision of this Agreement and any note delivered in substitution for any such note pursuant to any such provisions) are hereinafter sometimes referred to, collectively, as the "Notes." The Notes shall (i) be substituted in the place of the Existing Notes (which shall be surrendered to the Company for cancellation), (ii) be dated and bear interest from March 16, 1998, (iii) have the terms and conditions herein and therein provided, and (iv) be substantially in the form of Exhibit A hereto attached.


     2.   AMENDMENT OF SECTION 3.1 OF THE EXISTING NOTE PURCHASE AGREEMENT.
Section 3.1 of the Existing Note Purchase Agreement is amended and restated in its entirety as follows:

          3.1 MANDATORY PAYMENTS OF SECURED OBLIGATIONS; LIMITATION ON SECURED OBLIGATIONS.

               (a) MANDATORY PAYMENTS OF SECURED OBLIGATIONS. The Secured Obligations shall be payable upon the occurrence of any of the following:

               (i) ASSET SALE OR SALE INITIATIVE PREPAYMENTS. Upon the consummation of any Asset Sale, other than any Excluded Asset Sale, by the Company or any of its Subsidiaries, where such Asset Sale results in Net Cash Proceeds individually for such transaction equal to or greater than $50,000 or collectively with all prior Asset Sales results in Net Cash Proceeds in the aggregate for all such transactions since the date hereof equal to or greater than $150,000, except as provided in the second sentence of this subsection (a)(i), within five Business Days after the Company's or any of its Subsidiary's (A) receipt of any Net Cash Proceeds from any such Asset Sale, or (B) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any such Asset Sale, the Company shall make a mandatory prepayment (an "Asset Sale Prepayment") of the Secured Obligations in an amount equal to (1) 50% of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents received during the Sharing Period and (2) 90% of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents received after the Sharing Period. Net Cash Proceeds of Asset Sales of equipment with respect to which the Company or any Subsidiary shall have given the Collateral Agent written notice of its intention to replace the equipment sold within four months following such sale shall not be subject to the prepayment requirements of the first sentence of this subsection (a)(i) unless and to the extent that such four-month period shall have expired without such equipment replacement having been made or unless prior to such replacement an Event of Default shall have occurred and be continuing. The provisions of this subsection


                                  Exhibit 1.1-1

          (a)(i) shall govern only those asset sales of a type and magnitude currently permitted under the terms of this Agreement. To the extent that the Company shall seek and obtain the requisite consent of the Required Creditors pursuant to Section 7.5(g) permitting any other sale, transfer or other disposition of any of the Company's Subsidiaries, or any business line of the Company or its Subsidiaries or other material transaction in connection with the Sale Initiative, the Company shall make a mandatory prepayment (a "Sale Initiative Prepayment") of the Secured Obligations in an amount equal to 100% of the Net Cash Proceeds (or such proceeds converted from non-cash to cash or Cash Equivalents) from such sale, transfer or other disposition or such lesser amount as shall be required to pay the Secured Obligations in full.

               (ii) ISSUANCE PREPAYMENTS. Upon the consummation of any Financing by the Company or SEI, within five Business Days after the Company's or SEI's receipt of the Net Cash Proceeds from such Financing, the Company shall make a mandatory prepayment (an "Issuance Prepayment") of the Secured Obligations in an amount equal to (1) 50% of such Net Cash Proceeds received during the Sharing Period and (2) 90% of such Net Cash Proceeds received after the Sharing Period.

               (iii)  SUBSIDIARY PREPAYMENTS.  Except as set forth in clauses
          (A) through (E) below, upon the receipt by the Company of any funds from any repatriation or other payment of monies from any of the Company's foreign subsidiaries (whether as a dividend, loan, return of capital or otherwise), within 5 Business Days after the Company's receipt of such funds, the Company shall make a mandatory prepayment (a "Subsidiary Prepayment") of the Secured Obligations in an amount equal to (1) 50% of such amounts received during the Sharing Period and (2) 90% of such amounts received after the Sharing Period; PROVIDED, no such mandatory prepayment of the Secured Obligations shall be required out of (A) the approximately $4,250,000 which the Company has received from Sames S.A.; (B) amounts received by the Company as a reimbursement for expenses incurred by the Company on behalf of a Subsidiary; (C) payments received from a Subsidiary as a result of its repayment, in the ordinary course, of intercompany Receivables incurred in the ordinary course of its business; (D) amounts received from intercompany management or guaranty fees in amounts not in excess of the amounts set forth in the financial information attached to the Disclosure Letter; and (E) amounts received from the liquidation of Binks International (Italia) S.r.l. and aggregating approximately $500,000.

               (iv) TAX PREPAYMENTS. Upon the receipt by the Company or SEI of the proceeds of any federal, state or local tax refunds, the Company shall make a mandatory prepayment (a "Tax Prepayment") of the Secured Obligations in an amount equal to 100% of the amount so refunded.

               (v) AT MATURITY. The Company will pay all of the principal amount of the Notes outstanding, if any, on September 30, 1999.

               (vi) CONSTRUCTION. Nothing in this Section 3.1(a) shall be construed to constitute the consent by any holder of Notes to any transaction referred to in subsections (i) through (iii) above which is not expressly permitted by the terms of this Agreement.

               (vii) APPLICATION OF PREPAYMENTS. Each mandatory prepayment required by subsections (i) through (iv), inclusive, of this Section 3.1(a) shall be referred to


                                  Exhibit 1.1-2
          herein as a "Designated Prepayment." Designated Prepayments shall be paid to the Collateral Agent for application in accordance with the terms of the Collateral Sharing Agreement. Proceeds from Designated Prepayments paid by the Collateral Agent shall be allocated and applied in the following order of priority so long as
          (1) no Event of Default has occurred hereunder, (2) no Default (as defined in the Credit Agreement) has occurred under the Credit Agreement and (3) no Agreement Default (as defined in the Collateral Sharing Agreement) has occurred under the terms of any agreement governing any other Priority Obligation:

                      (A)  as provided in Section 2.5(B)(i)(f)(I) through
               (III) of the Credit Agreement, as in effect on the Effective Date; and

                      (B)  to the Secured Obligations in the order set forth in
               Section 8 of the Collateral Sharing Agreement;

          PROVIDED, if such Designated Prepayment is made after the occurrence and during the continuance of any such Event of Default, Default or other Agreement Default (as defined in the Collateral Sharing Agreement), such Designated Prepayment shall be applied in accordance with the terms of the Collateral Sharing Agreement.

               (viii) PREPAYMENTS OF NOTES AT PAR. Each Designated Prepayment, any prepayment pursuant to one or more transactions relating to the Sale Initiative and the payment at maturity of the principal amount of the Notes pursuant to this Section 3.1(a) shall be made together with accrued but unpaid interest on the principal amount being prepaid to the date of such prepayment, but without the Make Whole Premium.

               (b) LIMIT ON SECURED OBLIGATIONS. If the sum of (i) the Existing Obligations, PLUS (ii) the Supplemental Credit Obligations, PLUS
     (iii) the outstanding principal amount of the Notes, in each case measured as of the date of each Borrowing Base Certificate, exceeds either (A) the Borrowing Base at such time or (B) the difference of (1) $67,500,000 MINUS
     (2) the sum of the Designated Prepayments (other than Tax Prepayments) and any other prepayments of the Existing Obligations or the Notes made at or prior to such time, then such excess shall be repaid immediately in accordance with the provisions of the Credit Agreement.


     3.   AMENDMENT OF ARTICLE III OF THE EXISTING NOTE PURCHASE AGREEMENT.
Article III of the Existing Note Purchase Agreement is amended by adding a new Section to read as follows:

          3.8. FEES.

               (a) DEFERRED CLOSING FEE. The Company agrees to pay, to the holder of Notes on the Effective Date, a closing fee and the deferred closing fees at the times and in the amounts set forth in paragraph (a) of
     Schedule 3.8 to the Disclosure Letter.

               (b) DEFERRED FACILITY FEE. The Company agrees to pay to the holders of the Notes a deferred closing fee at the times and in the amounts set forth in paragraph (b) of Schedule 3.8 to the Disclosure Letter.


                                  Exhibit 1.1-3

     4.   AMENDMENT OF ARTICLE VII OF THE EXISTING NOTE PURCHASE AGREEMENT.
Article VII of the Existing Note Purchase Agreement is amended and restated in its entirety as follows:

          Article VII.     COVENANTS.

          7.1. REPORTING.  The Company shall:

          (A)  FINANCIAL REPORTING.  Furnish to each holder of Notes:

               (i) MONTHLY REPORTS. As soon as practicable and in any event within 30 days after the end of each calendar month (other than the calendar months ending February 28, May 31, August 31 and November 30 of each fiscal year), the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the then current fiscal year to the end of such monthly period, certified by the chief financial officer of the Company on behalf of the Company as fairly presenting the consolidated and consolidating financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end adjustments.

               (ii) QUARTERLY REPORTS. As soon as practicable, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company in each fiscal year, the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Company on behalf of the Company as fairly presenting the consolidated and consolidating financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end adjustments.

               (iii) ANNUAL REPORTS. As soon as practicable, and in any event within (a) five Business Days of the Effective Date with respect to the fiscal year ended November 30, 1997 and (b) for each other fiscal year, within 90 days after the end of each such fiscal year, (1) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in Section 7.4 and (2) an audit report on the items listed in clause (1) hereof (other than the consolidating schedules) of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this clause (iii) shall be accompanied by (x) any management letter


                                    Exhibit 1.1-4
          identifying material weaknesses in internal accounting controls prepared by the above-referenced accountants, (y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof; PROVIDED, notwithstanding the foregoing, the certificate required under clause (y) with respect to the fiscal year ended November 30, 1997 shall be required to be delivered within five Business Days of the Effective Date. In the event any management letter identifying material weaknesses in internal accounting controls prepared by the above-referenced accountants is delivered to the Company at any other time, the Company shall promptly, but in any event within 10 Business Days of the delivery thereof to the Company, deliver a copy thereof to the holders of the Notes.

               (iv) OFFICER'S CERTIFICATE. Together with each delivery of any financial statement (a) pursuant to clauses (i), (ii) and (iii) of this Section 7.1(A), an Officer's Certificate of the Company, substantially in the form delivered to the Lenders, stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and (b) a compliance certificate, substantially in the form delivered to the Lenders, signed by the Company's Chief Financial Officer or Treasurer, setting forth calculations for the period then ended for Section 3.1(a), if applicable, and demonstrating compliance by the Company and its Subsidiaries with the provisions of Section 3.1(b), Section 7.3(B) and Section 7.4.

               (v) BUDGETS; BUSINESS PLANS; FINANCIAL PROJECTIONS. As soon as practicable and in any event not later than 30 days after the beginning of each fiscal year of the Company commencing with the fiscal year beginning December 1, 1998, a copy of the plan and forecast (including a projected balance sheet, income statement and a statement of cash flow) of the Company and its Subsidiaries for the upcoming fiscal year.

          (B) NOTICE OF DEFAULT. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Company obtaining knowledge (i) of any condition or event which constitutes a Default or Event of Default, or becoming aware that any holder of Notes has given any written notice with respect to a claimed Default or Event of Default, or (ii) that any Person has given any written notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 12.1(e), deliver to each holder of Notes an Officer's Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Event of Default, condition or event,
     (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Company has taken, is taking and proposes to take with respect thereto.

          (C) LAWSUITS. (i) Promptly upon the Company obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed pursuant to Section 2.7 of the Second Amendment, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company's reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $1,000,000 or more (exclusive of claims covered by insurance


                                    Exhibit 1.1-5
     policies of the Company or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Company or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to each holder of Notes and provide such other information as may be reasonably available to enable such holder and its counsel to evaluate such matters; (ii) promptly upon obtaining knowledge thereof, advise each holder of Notes of any material developments in any such actions, suits, proceedings, governmental investigations, arbitrations or threatened actions covered by a report delivered pursuant to clause
     (i) (PROVIDED such disclosure would not jeopardize any attorney-client privilege); and (iii) in addition to the requirements set forth in clause (i) and clause (ii) of this Section 7.1(C), upon request of the Majority Holders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the holders of the Notes to enable each holder and its counsel to evaluate such matters.

          (D) ERISA NOTICES. Deliver or cause to be delivered to each holder of Notes, at the Company's expense, the following information and notices as soon as reasonably possible, and in any event:

               (i) (a) within 15 Business Days after the Company obtains knowledge that a Termination Event has occurred, a written statement of the chief financial officer of the Company describing such Termination Event and the action, if any, which the Company has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within 15 Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Company to liability in excess of $1,000,000, a written statement of the chief financial officer of the Company describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

               (ii) within 15 Business Days after the Company or any of its Subsidiaries obtains knowledge that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred, a statement of the chief financial officer of the Company describing such transaction and the action which the Company or such Subsidiary has taken, is taking or proposes to take with respect thereto;

               (iii) within 15 Business Days after the material increase in the benefits of any existing Plan or the establishment of any new Benefit Plan or the commencement of, or obligation to commence, contributions to any Benefit Plan or Multiemployer Plan to which the Company or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

               (iv) within 15 Business Days after the Company or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, copies of each such letter;


                                    Exhibit 1.1-6

               (v) within 15 Business Days after the establishment of any foreign employee benefit plan or the commencement of, or obligation to commence, contributions to any foreign employee benefit plan to which the Company or any Subsidiary was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

               (vi) within 15 Business Days of request of any Lender, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

               (vii) within 15 Business Days of request of any Lender, each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

               (viii) within 15 Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Company or a member of the Controlled Group with respect to such request;

               (ix) within 15 Business Days after receipt by the Company or any member of the Controlled Group of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

               (x) within 15 Business Days after receipt by the Company or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

               (xi) within 15 Business Days after the Company or any member of the Controlled Group fails to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, a notification of such failure; and

               (xii) within 15 Business Days after the Company or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

          (E) LABOR MATTERS. Notify each holder of Notes in writing, promptly upon the Company's learning thereof, of (i) any material labor dispute to which the Company or any of its Material Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Company or any of its Material Subsidiaries.

          (F) OTHER INDEBTEDNESS. Deliver to each holder of Notes (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer's certificate) delivered by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agent pursuant to the terms of the Credit Agreement or any related document, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to the Lenders or the Agent, and (ii) a


                                    Exhibit 1.1-7
     copy of each notice received by the Company or any of its Subsidiaries from any Lender or the Agent pursuant to the terms of the Credit Agreement or any related document, such delivery to be made promptly after such notice or other communication is received by the Company or such Subsidiary, as applicable.

          (G) OTHER REPORTS. Deliver or cause to be delivered to each holder of Notes copies of all financial statements, reports and notices, if any, sent or made available generally by the Company to its securities holders or filed with the SEC by the Company, all press releases made available generally by the Company or any of its Subsidiaries to the public concerning material developments in the business of the Company or any such Subsidiary and all notifications received from the SEC by the Company or any of its Subsidiaries pursuant to the Exchange Act and the rules promulgated thereunder.

          (H) ENVIRONMENTAL NOTICES. As soon as possible and in any event within 10 days after receipt thereof by the Company, deliver to each holder of Notes a copy of (i) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Company or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Company or any such Subsidiary to liability individually or in the aggregate in excess of $1,000,000.

          (I) BORROWING BASE CERTIFICATE. As soon as practicable, and in any event within three Business Days after the close of each calendar week, the Company shall provide each holder of Notes with a Borrowing Base Certificate, together with such supporting documents as such holder reasonably deems desirable, all certified as being true and correct by the chief financial officer or treasurer of the Company.

          (J) OTHER INFORMATION. Other than in connection with the Sale Initiative which shall be governed exclusively by the provisions of Section 7.5, promptly upon receiving a request therefor from the Majority Holders, prepare and deliver to each holder of Notes such other information with respect to the Company, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof or any Asset Sale or Financing (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent.

          7.2. AFFIRMATIVE COVENANTS.

          (A)  CORPORATE EXISTENCE, ETC.  Except as permitted pursuant to
     Section 7.3(I), the Company shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses; PROVIDED, HOWEVER, that nothing in this Section 7.2(A) shall prevent the Company from discontinuing the operation and corporate existence of, and liquidating, its Subsidiaries in Italy and Mexico.

          (B) CORPORATE POWERS; CONDUCT OF BUSINESS. The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields


                                    Exhibit 1.1-8
     of enterprise as it is presently conducted; PROVIDED, HOWEVER, that nothing in this Section 7.2(B) shall prevent the Company from discontinuing the operation and corporate existence of, and liquidating, its Subsidiaries in Italy and Mexico.

          (C) COMPLIANCE WITH LAWS, ETC. The Company shall, and shall cause each of its Subsidiaries to, (i) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person unless failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to obtain such permits could not reasonably be expected to have a Material Adverse Effect.

          (D) PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION. The Company shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all material claims (including, without limitation, claims for labor, services, materials and supplies, but excluding claims in connection with the Disclosed Disputes which shall be governed by the terms of the Disclosure Letter) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 7.3(C)) upon any of the Company's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED, HOWEVER, that no such taxes, assessments and governmental charges referred to in clause (i) above or claims referred to in clause (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          (E) INSURANCE. The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, the insurance policies and programs required by Section
     6.16 of the Credit Agreement which reflect coverage that is reasonably consistent with prudent industry practice.

          (F) INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Company shall permit and cause each of its Subsidiaries to permit, any authorized representative(s) designated by the Majority Holders to visit and inspect any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and upon prior written notice to Company, independent certified public accountants, all upon reasonable notice (PROVIDED no prior notice shall be required if the Majority Holders have a good faith reason to believe that the books and records of the Company or its Subsidiaries are not being maintained in accordance with the requirements of this Agreement) and at such reasonable times during normal business hours, as often as may be reasonably requested; PROVIDED, HOWEVER, the terms of this clause (F) shall not be applicable to information regarding the Sale Initiative, which shall be governed exclusively by the provisions of Section 7.5. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities. If an Event of Default


                                    Exhibit 1.1-9
     has occurred and is continuing, the Company, upon request of the Majority Holders, shall turn over copies of any such records to the Majority Holders.

          (G) ERISA COMPLIANCE. The Company shall, and shall cause each of its Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

          (H) MAINTENANCE OF PROPERTY. The Company shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this Section 7.2(H) shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the holders of the Notes.

          (I) ENVIRONMENTAL COMPLIANCE. Except as disclosed in Schedule 6.18 to the Credit Agreement, the Company and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

          (J)  USE OF PROCEEDS.  [Intentionally Omitted].

          (K)  INSURANCE MATTERS.

               (i) INSURANCE AND CONDEMNATION PROCEEDS. The Company directs (and shall cause SEI to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to its property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Collateral Agent, for the benefit of the Collateral Agent and the Holders of the Secured Obligations. Each such policy shall contain a long-form loss-payable endorsement naming the Collateral Agent as loss payee, which endorsement shall be in form and substance reasonably acceptable to the holders of the Notes. The Company agrees that the Collateral Agent shall, upon receipt of such proceeds, apply such proceeds in accordance with the terms of the Collateral Sharing Agreement as if such proceeds constituted a Designated Prepayment PROVIDED the amount thereof shall not reduce the Aggregate Supplemental Loan Commitment; PROVIDED, that the Collateral Agent shall pay to the Company or SEI, as applicable, such portion of the proceeds (up to an aggregate amount not to exceed $500,000) as may be reasonably necessary to restore or repair the affected business or property which may be used by the Company or SEI for such purposes; PROVIDED, FURTHER, HOWEVER, that (a) the Collateral Agent shall not pay over such proceeds if an Event of Default has occurred and (b) if, after receiving any of such proceeds but prior to restoring or repairing such affected property or business an Event of Default shall occur, the Company shall pay over (or cause SEI to pay over) such proceeds to the Collateral Agent for application as though a Designated Prepayment was received.


                                    Exhibit 1.1-10

               (ii) INSURANCE REPORTING. Presently the Company maintains its property insurance programs on a contract year commencing in July of each year. Not later than 30 days after the beginning of the applicable insurance contract year commencing August 1998, the Company agrees to deliver to each holder of Notes (1) a report in form and substance reasonably satisfactory to the holders of the Notes outlining all material property, business interruption and liability insurance coverage maintained as of the date of such report by the Company and its Subsidiaries and the duration of such coverage and (2) a certificate of the chief financial officer or treasurer of the Company that all premiums with respect to such coverage have been paid when due.

               (iii) The Company shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, the insurance policies and programs listed on Schedule
     6.16 to the Credit Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. The Company shall deliver to each holder of Notes endorsements (y) to all "All Risk" physical damage insurance policies on all of the tangible real and personal property and assets constituting part of the Collateral and business interruption insurance policies naming the Collateral Agent loss payee, and (z) to all general liability and other liability policies naming the Collateral Agent an additional insured. In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Majority Holders, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Majority Holders deem advisable. All sums so disbursed by the holders of the Notes shall constitute part of the Secured Obligations, payable as provided in this Agreement and the Collateral Sharing Agreement.

     7.3. NEGATIVE COVENANTS.

          (A) INDEBTEDNESS. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

               (i)    the Obligations;

               (ii)   Indebtedness evidenced by the Notes;

               (iii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

               (iv) Indebtedness in respect of obligations secured by Customary Permitted Liens;

               (v) Indebtedness constituting Contingent Obligations permitted by Section 7.3(E);

               (vi) Indebtedness arising from intercompany loans (a) from any Subsidiary to the Company or any Wholly-owned Subsidiary and (b) intercompany loans from the Company to its Subsidiaries permitted under Section 7.3(S);


                                    Exhibit 1.1-11

               (vii) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(Q);

               (viii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Company or any of its Subsidiaries to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Default or Event of Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed (a) $500,000 in the aggregate outstanding at any time for the Company and SEI and (b) $3,500,000 in the aggregate outstanding at any time for the Company's Subsidiaries other than SEI, and (5) any Lien securing such Indebtedness is permitted under Section 7.3(C) (such Indebtedness being referred to herein as "Permitted Purchase Money Indebtedness");

               (ix) Indebtedness with respect to surety, appeal and performance bonds obtained by the Company or any of its Subsidiaries in the ordinary course of business;

               (x) (a) Indebtedness in respect of judgments or awards other than in connection with the Disclosed Disputes which have been in force for less than the applicable appeal period so long as execution is not levied thereunder (or in respect of which the Company or its Subsidiary, as applicable, shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review) and which does not, in the aggregate, exceed $1,000,000 and
          (b) Indebtedness in respect of judgments or awards in connection with the Disclosed Disputes to the extent permitted in Section 1(b) of the Disclosure Letter; and

               (xi) Indebtedness incurred by the Company's foreign Subsidiaries in addition to that referred to elsewhere in this Section 7.3(A) in an outstanding principal amount not to exceed $5,000,000 in the aggregate at any time for the Company's foreign Subsidiaries.

          (B) SALES OF ASSETS. Neither the Company nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

               (i) sales of Inventory and other assets in the ordinary course of business;

               (ii) the disposition in the ordinary course of business of equipment that is obsolete, excess or no longer useful in the Company's or any Subsidiary's business;

               (iii) the sale of Binks de Mexico, S.A. de C.V.'s Mexico City facility;

               (iv) the disposition of assets of Binks International (Italia) S.r.l. in connection with its liquidation;

               (v) the sale of the real property of the Company's Belgian Subsidiary;


                                    Exhibit 1.1-12

               (vi) sales of Inventory which consist of obsolete Inventory, excess Inventory or Inventory relating to discontinued lines of business;

               (vii) sales, assignments or other transfers of Receivables by one or more of the Company's foreign Subsidiaries in the ordinary course of its business consistent with past practice;

               (viii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets (other than Receivables of the Company or SEI, or the stock or substantially all of the assets of Sames S.A.) to Persons which are not Affiliates of the Company if the value of such assets (which, for these purposes, shall mean the greater of such assets' book value at the time of sale or other disposition or the proceeds realized by the Company or its Subsidiaries from the sale or disposition of such assets), when added to the value of all other assets sold or disposed of by the Company and its Subsidiaries under this clause (viii) (or of the type described in this clause (viii)) after September 23, 1997, does not exceed 10% of Consolidated Tangible Assets determined at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into; and

               (ix) sales of a portion of the Company's business or assets and/or one or more of the Company's Subsidiaries or their assets consented to by the Required Creditors in connection with the Sale Initiative pursuant to the terms of Section 7.5(g) and permitted under the terms of the Credit Agreement.

          (C) LIENS. Neither the Company nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

               (i) Liens in favor of the Collateral Agent to secure the Secured Obligations;

               (ii)   Permitted Existing Liens;

               (iii)  Customary Permitted Liens;

               (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Company's acquisition thereof) securing Permitted Purchase Money Indebtedness; PROVIDED that such Liens shall not apply to any property of the Company or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

               (v) mortgages, pledges or security interests on the properties or assets of a Subsidiary in favor of the Company or in favor of any other Subsidiary;

               (vi) Liens created pursuant to applications or reimbursement arrangements pertaining to Letters of Credit which encumber only the goods, or documents of title covering the goods, which are sold or shipped in the transaction for which such Letters of Credit were issued;

               (vii) any attachment or judgment Liens (a) with respect to a judgments other than in connection with the Disclosed Disputes not exceeding $1,000,000 in the aggregate, unless the judgment(s) it secures shall not, within 30 days after the entry


                                    Exhibit 1.1-13
          thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay and (b) with respect to attachment or judgment Liens in connection with the Disclosed Disputes in an amount not to exceed in the aggregate the amount set forth in
          Section 1(b) of the Disclosure Letter PROVIDED such judgments are stayed or not being enforced and any judgment or attachment Lien in connection therewith is subordinate to the Lien of the Collateral Agent and is stayed and not being enforced; and

               (viii) other Liens securing Indebtedness not to exceed $500,000 in the aggregate.

     In addition, neither the Company nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets with an aggregate fair market value of $1,000,000 or more in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations, as collateral for the Secured Obligations; PROVIDED that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness.

          (D) INVESTMENTS. Except to the extent permitted pursuant to subsection (G) below, neither the Company nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

               (i)    Investments in Cash Equivalents;

               (ii)   Permitted Existing Investments;

               (iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

               (iv) Investments consisting of deposit accounts maintained by the Company;

               (v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3(B);

               (vi) Investments consisting of (a) intercompany loans from any Subsidiary to the Company or any other Subsidiary permitted by Section 7.3(A)(vi) and (b) intercompany loans from the Company to its Subsidiaries permitted under Section 7.3(S);

               (vii) Investments resulting from the conversion by the Company of intercompany loans made by it to its Belgian Subsidiary and previously reserved for on the Company's financial statements to equity in an aggregate amount not to exceed $2,000,000;


                                    Exhibit 1.1-14

               (viii) Investments resulting from leasehold improvements not to exceed an aggregate amount of $1,000,000;

               (ix) Investments resulting from advances to employees made in the ordinary course of business which are (a) outstanding as of the Effective Date and shown on Schedule 1.1.3 to the Credit Agreement (but not any relending of such amounts once repaid) and (b) additional advances, not to exceed an aggregate of $100,000, made from time to time after the date hereof; and

               (x) Investments in addition to those referred to elsewhere in this Section 7.3(D) in an amount not to exceed $1,000,000 in the aggregate at any time outstanding;

     PROVIDED, HOWEVER, that the Investments described in clauses (vi)(b),
     (vii), (ix) and (x) above shall not be permitted to be made at a time when either a Default or an Event of Default shall have occurred and be continuing or would result therefrom.

          (E) CONTINGENT OBLIGATIONS. Neither the Company nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and, except for product warranties extended to Subsidiaries or Affiliates of the Company in the ordinary course of business and consistent with warranties given to non-Affiliated parties, not for the benefit of or in favor of an Affiliate of the Company or such Subsidiary; (iv) additional Contingent Obligations which do not exceed $1,000,000 in the aggregate at any time; (v) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Company or any Subsidiary in the ordinary course of business; (vi) Contingent Obligations of the Company in respect of any Subsidiary; and (vii) contingent obligations arising from any guaranty executed by a Subsidiary of the Secured Obligations owing to the Lenders if such Subsidiary has also executed a guaranty of the Secured Obligations owing to the holders of the Notes and provided the obligations under such guaranty shall be governed by the terms of the Collateral Sharing Agreement.

          (F) RESTRICTED PAYMENTS. Neither the Company nor any of its Subsidiaries shall declare or make any Restricted Payment, except:

               (i) Restricted Payments made in connection with the defeasance, redemption or repurchase of any Indebtedness with the Net Cash Proceeds of Permitted Refinancing Indebtedness;

               (ii) mandatory payments of interest, principal or premium, if any, due on the Secured Obligations in accordance with repayment provisions in effect with respect thereto as of the Effective Date;

               (iii) Restricted Payments made in connection with the Disclosed Disputes in an amount which when aggregated with all other Dispute Resolution Costs paid do not, in the aggregate, exceed the amount set forth in Section 1(a) of the Disclosure Letter, PROVIDED no Default or Event of Default has occurred and is continuing at the date of declaration or payment thereof or would result therefrom;


                                    Exhibit 1.1-15

               (iv) Restricted Payments of any Subsidiary of the Company to the Company or to another Subsidiary of the Company; and

               (v) Restricted Payments with respect to Indebtedness of any foreign Subsidiary of the Company consisting of regularly scheduled payments and mandatory prepayments.

          (G) CONDUCT OF BUSINESS; SUBSIDIARIES. Neither the Company nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Company on the Effective Date and any business or activities which are substantially similar, related or incidental thereto. Except as permitted pursuant to Section 7.3(D)(viii), the Company shall not create, acquire or capitalize any Subsidiary after the date hereof. The Company shall not and shall not permit any Subsidiaries to enter into or make any Acquisitions.

          (H) TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Neither the Company nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Equity Interests of the Company holding in excess of 5% of the fully-diluted Equity Interests of the Company, or with any Affiliate of the Company which is not its Subsidiary, on terms that are less favorable to the Company or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's-length transaction at the time from Persons who are not such a holder or Affiliate, except for Restricted Payments permitted by Section 7.3(F) and Investments permitted by Section 7.3(D).

          (I)  RESTRICTION ON FUNDAMENTAL CHANGES.  Except as set forth in
     Section 4 of the Disclosure Letter and except as permitted pursuant to a transaction approved by the Required Creditors under Section 7.5(g), neither the Company nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Company's or any such Subsidiary's business or property, whether now or hereafter acquired, except (i) transactions permitted under Section 7.3(B) or Section 7.3(G), (ii) mergers, consolidations, or amalgamations of a Subsidiary of the Company with and into the Company (with the Company as the surviving corporation) or with another Subsidiary of the Company, (iii) any liquidation of any Subsidiary of the Company into the Company or another Subsidiary of the Company and
     (iv) the liquidation of Binks International (Italia) S.r.l.

          (J) SALES AND LEASEBACKS. Neither the Company nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed) (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under Section 7.3(B) and the lease involved is not prohibited under Section 7.3(A).

          (K)  [Intentionally Omitted.]


                                    Exhibit 1.1-16

          (L)  ERISA.  The Company shall not

                (i) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in Section 406 of ERISA or
          Section 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

               (ii) permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), with respect to any Benefit Plan, whether or not waived;

               (iii) fail, or permit any Controlled Group member to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

               (iv) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in any liability of the Company or any Controlled Group member under Title IV of ERISA which liability could reasonably be expected to have a Material Adverse Effect;

               (v) fail to make any contribution or payment to any Multiemployer Plan which the Company or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

               (vi) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under
          Section 412 of the Code on or before the due date for such installment or other payment; or

               (vii) amend, or permit any Controlled Group member to amend, a Plan resulting in an increase in current liability for the plan year such that the Company or any Controlled Group member is required to provide security to such Plan under Section 401(a)(29) of the Code.

          (M) CORPORATE DOCUMENTS. Neither the Company nor any of its Material Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner adverse to the interests of the holders of Notes, without the prior written consent of the Required Creditors, which consent shall not be unreasonably withheld or delayed.

          (N) OTHER INDEBTEDNESS. The Company shall not amend, supplement or otherwise modify the terms of the Credit Agreement (as in effect on the Effective Date) in any way that would be materially less advantageous to the Company or materially adverse to the holders of the Notes, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default, remedies and dividend provisions.

          (O) FISCAL YEAR. The Company shall not change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on the last day of November of each year.

          (P) SUBSIDIARY COVENANTS. The Company will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any material consensual


                                    Exhibit 1.1-17
     encumbrance or material restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other obligation owed to the Company or any other Subsidiary, make loans or advances or other Investments in the Company or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Company or any other Subsidiary; PROVIDED nothing herein shall restrict the ability of any foreign Subsidiary to capitalize retained earnings in the ordinary course of business if required in connection with the incurrence of Indebtedness, PROVIDED, FURTHER the maximum amount of retained earnings capitalized from and after September 23, 1997 shall not exceed $7,500,000 in the aggregate for all of the Company's foreign Subsidiaries.

          (Q) HEDGING OBLIGATIONS. The Company shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Company or its Subsidiaries pursuant to which the Company or such Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure. Such permitted hedging agreements entered into by the Company and its Subsidiaries and any Lender or any affiliate of any Lender are sometimes referred to herein as "Hedging Agreements."

          (R) CHANGE OF DEPOSIT ACCOUNTS. The Company shall not, and shall not permit SEI to, establish or maintain any deposit account with any bank or other financial institution other than the (i) the Agent and its affiliates, (ii) those which have entered into a Collection Account Agreement in form and substance acceptable to the Agent, (iii) for the first 30 days following the date hereof, the account maintained with Centennial Bank, 625 East Gibbs Ave., Cottage Grove, Oregon 97424, and (iv) other disbursement accounts maintained by the Company or SEI, PROVIDED the maximum amount of deposits in any individual account maintained pursuant to this clause (iv) shall not exceed $100,000 and the maximum amount of deposits in all such accounts maintained pursuant to this clause (iv) shall not exceed $300,000.

          (S) INTERCOMPANY LOANS FROM THE COMPANY TO ITS SUBSIDIARIES. The Company shall not and shall not permit SEI to make any loans to or Investments in any of its Subsidiaries other than (i) loans by the Company to SEI, or by SEI to the Company, (ii) intercompany loans by the Company or SEI to any other Subsidiary of the Company in the amount outstanding as of the date hereof and set forth on Schedule 6.3(S) to the Credit Agreement. Other than the loans outstanding on the date hereof from the Company to its Belgian Subsidiary, all loans by the Company to its Subsidiaries or by SEI to the Company or any other Subsidiary shall be evidenced by promissory notes pledged to the Collateral Agent pursuant to the terms of the Security Agreement executed by the Company which provide that (i) a Default under this Agreement shall constitute a default under such promissory note entitling the Company to accelerate the payment thereof and (ii) if any acceleration of the Notes shall occur, the obligations under such promissory note shall immediately become due and payable without any election or action on the part of the Company or SEI, as applicable.

          7.4. FINANCIAL COVENANTS. The Company shall comply with the following:

          (A) DEFINED TERMS FOR FINANCIAL COVENANTS. The following terms as used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):


                                    Exhibit 1.1-18

               "Consolidated Net Worth" means, at a particular date, for any Person, (a) all amounts which would be included in shareholders' equity for such Person and its consolidated Subsidiaries, calculated without giving effect to any foreign currency translation adjustments, PLUS (b) the sum of (i) the liabilities recognized relating to the Dispute Resolution Costs to the extent permitted under Section 1 of the Disclosure Letter but only to the extent such amounts exceed the projected amounts therefor contained in the projections attached as Exhibit A to the Disclosure Letter, and (ii) Restructuring Expenses incurred during the period from December 1, 1997 through September 30, 1999 in a maximum amount not to exceed $7,750,000 to the extent such amount exceeds $6,420,000 and to the extent deducted in computing Net Income, in each case determined in accordance with GAAP.

               "EBITDA" means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, PLUS (ii) Interest Expense, PLUS (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, PLUS (iv) depreciation expense to the extent deducted in computing Net Income, PLUS (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, PLUS (vi) other non-cash charges classified as long-term deferrals in accordance with GAAP, to the extent deducted in computing Net Income, PLUS (vii) other extraordinary non-cash charges to the extent deducted in computing Net Income, MINUS (viii) extraordinary non-cash gains to the extent included in computing Net Income, PLUS (ix) Restructuring Expenses incurred during the period from December 1, 1997 through September 30, 1999, in a maximum amount not to exceed $7,750,000, to the extent deducted in computing Net Income, PLUS (x) the non-cash charges relating to the Dispute Resolution Costs, incurred to the extent permitted under the terms of Section 1 of the Disclosure Letter and to the extent deducted in computing Net Income.

               "Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and letter of credit fees), but excluding interest expense not payable in cash (including amortization of discount), all as determined in conformity with GAAP.

               "Net Income" means, for any period, the net earnings (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

               "Restructuring Expenses" means the expenses of the types and in the amounts not to exceed those set forth in Exhibit E to the Disclosure Letter.

          (B) MINIMUM CUMULATIVE EBITDA. The Company shall maintain EBITDA, as determined as of the last day of each fiscal quarter of the Company set forth below, for the cumulative period beginning December 1, 1997 and ending on such date, of at least the amount set forth below opposite such date in which such quarter ends:

        Fiscal Quarter Ending:                 Minimum EBITDA:
                  February 28, 1998                  ($1,500,000)

                     May 31, 1998                         $0


                                    Exhibit 1.1-19

        Fiscal Quarter Ending:                 Minimum EBITDA:

                   August 31, 1998                    $2,000,000

                  November 31, 1998                   $8,500,000

                  February 28, 1999                   $9,000,000

                     May 31, 1999                     $11,000,000

                   August 31, 1999                    $14,500,000

          (C) MINIMUM COMPANY CONSOLIDATED NET WORTH. The Company shall not permit Consolidated Net Worth of the Company and its consolidated Subsidiaries at any time during any of the applicable months set forth below to be less than the amount set forth opposite such month below:

        Applicable Month                          Minimum Consolidated
                                                  Net Worth
                      February 1998                   $27,100,000

                      March 1998                      $25,600,000

                      April 1998                      $23,000,000

                      May 1998                        $21,800,000

                      June 1998                       $21,300,000

                      July 1998                       $21,100,000

                      August 1998                     $21,300,000

                      September 1998                  $20,975,000

                      October 1998                    $21,930,000

                      November 1998                   $23,750,000

                      December 1998                   $22,800,000

                      January 1999                    $22,600,000

                      February 1999                   $22,500,000

                      March 1999                      $22,300,000

                      April 1999                      $22,800,000

                      May 1999                        $23,500,000

                      June 1999                       $23,850,000

                      July 1999                       $24,500,000

                      August 1999                     $25,500,000


                                 Exhibit 1.1-21

        Applicable Month                          Minimum Consolidated
                                                  Net Worth
                      September 1999                    $26,900,000

          (D) MINIMUM SAMES S.A. CONSOLIDATED NET WORTH. The Company shall not permit Consolidated Net Worth of Sames S.A. and its consolidated Subsidiaries at any time during any of the applicable period set forth below to be less than the amount set forth opposite such period below:




        Applicable Month                          Minimum Consolidated
                                                  Net Worth
             February 1, 1998 up to and              $12,750,000
                  including November 30, 1998

             December 1, 1998 and thereafter         $14,150,000

          (E) CAPITAL EXPENDITURES. The Company will not permit the aggregate amount of Capital Expenditures of the Company and SEI made or committed for the period commencing on the Effective Date through the Existing Loan Termination Date to exceed $1,000,000 in the aggregate.

          7.5. SALE INITIATIVE. The Company has prior to the Effective Date engaged William Blair & Co., L.L.P. ("Blair") to pursue a sale of the Company and its Subsidiaries (the "Sale Initiative"). A true and accurate copy of the engagement letter between the Company and Blair is attached as Exhibit C to the Disclosure Letter. In connection therewith:

               (a) The Company shall at all times maintain the Blair engagement (or an engagement with another reputable investment bank reasonably acceptable to the Required Creditors (in which event all references herein to Blair shall be to such replacement investment bank)) as an active engagement to pursue a sale of the Company and its Subsidiaries.

               (b) The Company and Blair shall, on or prior to April 6, 1998, prepare a customary offering memorandum (a copy of which shall be promptly provided to each holder of Notes on or prior to such date) and a list of potential buyers (to be provided to the Company only) to be contacted in connection with the Sale Initiative.

               (c) Subject to the fiduciary duties of the board of directors of the Company, the Company and Blair shall conduct negotiations with potential buyers and bidders selected for definitive purchase agreements and closing to occur in an expedited manner.

               (d) The Company and Blair shall provide periodic reporting to the holders of the Notes on a frequency and in a form and scope mutually acceptable to the Company, Blair and such holders, setting forth the efforts since the last periodic report to accomplish the Sale Initiative. Without limiting the foregoing, the Company and Blair shall be required to promptly advise each holder of Notes of any material delay from the time line attached as Exhibit D to the Disclosure Letter and an explanation of the reasons for such delay. Notwithstanding any of the foregoing, neither the Company nor Blair shall be required to disclose the identities of any

                                 Exhibit 1.1-21
          potential purchasers until the board of directors of the Company shall have approved execution of a letter of intent or understanding or a definitive purchase agreement with such potential purchaser. Without otherwise limiting the provisions of
          Section 13.4, Confidential Information received by any holder of Notes in connection herewith shall be governed by the confidentiality terms set forth in Section 15.14 below.

               (e) On or prior to November 30, 1998, (i) the board of directors of the Company shall have approved a sale or series of sale transactions in connection with the Sale Initiative, the aggregate net cash proceeds of which sale or series of sale transactions shall be sufficient to repay all of the Secured Obligations in full, and (ii) shall have delivered to each holder of Notes a copy of the binding letter of intent, commitment, purchase agreement or similar document or agreement with respect to such transaction or series of transactions.

               (f) The Company and its Subsidiaries and their respective Boards of Directors and officers shall at all times fully cooperate with the process identified by Blair to accomplish the Sale Initiative in an effort to consummate the Sale Initiative in an expeditious manner and on a basis consistent with the fiduciary duties of the board of directors of the Company.

               (g) Upon request by the Company in connection with the Sale Initiative, the Required Creditors may consent (which consent shall not be unreasonably withheld or delayed) to allow the Company to enter into one or more transactions involving the sale, transfer or other disposition of a Subsidiary of the Company, or a business line of the Company, or to make some other material asset disposition or transaction in connection with the Sale Initiative which is not expressly permitted under clauses (i) through (viii) of Section 7.3(B); PROVIDED that (i) each holder of the Notes has been provided, sufficiently in advance of such transaction in order to make a reasonably informed decision in respect thereof, with such information regarding any such transaction and the impact thereof on the Company and the Sale Initiative as it shall reasonably request, and (ii) the Net Cash Proceeds thereof are applied to the repayment of the Secured Obligations in accordance with Section 3.1(a)(i). Any holder of Notes shall have the right to require, as a condition to its consent to such transaction, that the Company obtain from Blair a fairness opinion reasonably acceptable to the Majority Holders with respect to such transaction evidencing the fairness of such transaction to the Company's shareholders, a copy of which shall be provided to each holder of Notes. In addition, it is expressly understood and agreed that any holder of Notes may withhold its consent to any such transaction if
          (i) any portion of the consideration (other than the assumption of liabilities (other than the Secured Obligations which may not be assumed)) for such sale or other disposition is non-cash or (ii) the transaction involves the Company or a Subsidiary with an Affiliate of the Company or any Subsidiary.

     5.   AMENDMENT OF ARTICLE IX OF THE EXISTING NOTE PURCHASE AGREEMENT.
Article IX of the Existing Note Purchase Agreement is hereby amended in its entirety to read as follows:

          [Intentionally Omitted].


     6.   AMENDMENT OF ARTICLE X OF THE EXISTING NOTE PURCHASE AGREEMENT.
Article X of the Existing Note Purchase Agreement is amended in its entirety as follows:


                                 Exhibit 1.1-22

          [Intentionally Omitted].


     7.   AMENDMENT OF SECTION 11.1 OF THE EXISTING NOTE PURCHASE AGREEMENT.

          (a) AMENDMENT OF EXISTING DEFINITIONS. The definitions of "Affiliate," "Capital Expenditures," "Capital Stock," "Cash Equivalents," "Inventory," "Investment," "Lien" and "Make Whole Premium" in Section 11.1 of the Existing Note Purchase Agreement are hereby amended and restated in their entirety to read as follows:

          "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of greater than 10% or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

          "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by the Company and its Subsidiaries during that period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries.

          "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than 90 days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 (or better) by Moody's Investors Services, Inc.; PROVIDED that the maturities of such Cash Equivalents shall not exceed 365 days.

          "Inventory" means, with respect to any Person, any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by such Person, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in


                                 Exhibit 1.1-23
     such Person's business, and shall include all rights, title and interest of such Person on any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by such Person.

          "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

          "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

          "Make Whole Premium" means at any time with respect to any Notes being prepaid in whole or in part pursuant to Section 3.2 (other than in connection with one or more transactions relating to the Sale Initiative) or being declared or becoming due and payable pursuant to Section 12.1(A) or (B), the amount (but not less than zero) obtained by subtracting (X) the aggregate amount of the principal of such Notes being prepaid or paid or being declared or becoming due and payable on such date (as the case may be) together with unpaid interest accrued thereon to the date of such prepayment or payment (other than interest that would have been due and payable on or prior to the date of such prepayment or payment in the absence of such prepayment or payment), from (Y) the sum of the Present Values of (A) the aggregate amount of such principal being so prepaid or paid or being declared or becoming due and payable (assuming such principal were paid as scheduled in Section 3.1 of the Existing Note Purchase Agreement) PLUS (B) each amount of interest which would have been payable on the amount of such principal being prepaid or paid or being declared or becoming due and payable (assuming all principal were paid as specified in the foregoing clause (A) and all interest thereon were paid when due pursuant to the terms of such Notes, in each case on the basis of the interest rate applicable to the Existing Notes (7.14%) and the mandatory principal payments applicable to the Existing Notes as set forth in the Existing Note Purchase Agreement). "Present Value," for any amount of principal or interest, shall be computed in accordance with GAAP on a semiannual basis at a discount rate equal to one-half of one percent (1/2%) in excess of the Treasury Yield. The "Treasury Yield" shall be determined by reference to the interest rate per annum displayed on Telerate page 500 (or such other page as may subsequently replace page 500 for such rates) two days prior to the date of prepayment or payment or the date as of which such principal becomes or is declared due and payables as the case may be (or, if Telerate is not available, then to Bloomberg or any publicly available, generally accepted source of similar market data acceptable to the Majority Holders), and shall be the most recent yield on actively traded United States Treasury securities adjusted to a constant maturity equal to the then remaining Weighted Average Life to Maturity of the principal being prepaid or paid or becoming or being declared due and payable, as the case may be. If the Weighted Average Life to Maturity (so computed) is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated


                                 Exhibit 1.1-24
     to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the Weighted Average Life to Maturity (so computed) is less than one year, the yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

          (b) NEW DEFINITIONS. Section 11.1 of the Existing Note Purchase Agreement is hereby amended to add the following definitions in appropriate alphabetical order:

          "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which has ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

          "Agent" means The First National Bank of Chicago, in its capacity as contractual representative for itself and the Lenders pursuant to Article XI of the Credit Agreement, and any successor Agent appointed pursuant to
     Article XI thereof.

          "Aggregate Supplemental Loan Commitment" has the meaning specified in the Credit Agreement.

          "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

          "Asset Sale Prepayment" has the meaning specified in Section
     3.1(a)(i).

          "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

          "Blair" has the meaning specified in Section 7.5.

          "Borrowing Base" has the meaning specified in the Credit Agreement as of the Effective Date, as such term in amended or modified in accordance with the terms of this Agreement.

          "Borrowing Base Certificate" has the meaning specified from time to time in the Credit Agreement.

          "Claims" has the meaning specified in Section 15.3(d).

          "Collateral" means all property and interests in property now owned or hereafter acquired by the Company or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Collateral Agent, for the benefit of the Holders of Secured


                                 Exhibit 1.1-25

     Obligations, or to the holders of the Notes, whether under the Security Agreements, the Mortgages, the Intellectual Property Security Agreements, the Pledge Agreements, or any of the other Collateral Documents.

          "Collateral Agent" has the meaning specified in the Collateral Sharing Agreement.

          "Collateral Documents" means all agreements, instruments and documents executed in connection with this Agreement, including, without limitation, the Security Agreements, the Mortgages, the Collection Account Agreements, the Intellectual Property Security Agreements, the Pledge Agreements, the Collateral Sharing Agreement and all other security agreements, subordination agreements, pledges, powers of attorney, assignments, contracts, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Company or any of its Subsidiaries for the direct or indirect benefit of the holders of the Notes, together with all agreements and documents referred to therein or contemplated thereby.

          "Collateral Sharing Agreement" means that certain Amended and Restated Collateral Sharing Agreement dated as of March 16, 1998, among the Agent, the Lenders and The Equitable Life Assurance Company of the United States, as the same may from time to time be further amended, modified, supplemented and or restated.

          "Collection Account" means each lock-box and blocked depository account maintained by the Company and each of its Subsidiaries which has executed a Subsidiary Security Agreement, subject to a Collection Account Agreement, for the collection of Receivables and other proceeds of Collateral.

          "Collection Account Agreement" means a written agreement among the Company, any of its Subsidiaries, the Collateral Agent, and, as applicable, each of the banks at which the Company or such Subsidiary maintains a Collection Account.

          "Confidential Information" has the meaning specified in Section 15.14.

          "Consolidated Tangible Assets" means the total assets of the Company and its Subsidiaries on a consolidated basis, but excluding therefrom all items that are treated as intangibles under GAAP.

          "Consolidated Net Worth" has the meaning specified in Section 7.4(A).

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

          "Contingent Obligation" means, as applied to any Person, any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or


                                 Exhibit 1.1-26
     liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

          "Contractual Obligation" means, as applied to any Person, any material provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject, with obligations in excess of $1,000,000.

          "Controlled Group" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

          "Credit Agreement" means the Amended and Restated Credit Agreement, dated the Effective Date, among the Company, the Lenders and the Agent, as the same may from time to time be further amended, modified, supplemented or restated in compliance with the terms of this Agreement.

          "Customary Permitted Liens" means:

               (i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; PROVIDED that (A) such Liens do not in the aggregate materially detract from the value of the Company's or such Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or


                                 Exhibit 1.1-27
          in connection with appeals do not secure at any time an aggregate amount exceeding $1,000,000;

               (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

               (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Company or any of its Subsidiaries which do not constitute an Event of Default under Section 12.1(h); and

               (vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of business.

          "Designated Prepayment" is defined in Section 3.1(a)(vii).

          "Disclosed Disputes" has the meaning given that term in Section 1(a) of the Disclosure Letter.

          "Disclosure Letter" means that certain disclosure letter, dated the Effective Date, issued by the Company and acknowledged and consented to by the Agent, the Lenders and the holder of the Notes on the Effective Date, as the same may from time to time be amended, modified, supplemented or restated with the consent of the Required Creditors.

          "Dispute Resolution Costs" has the meaning specified in Section 1(a) of the Disclosure Letter.

          "Disqualified Stock" has the meaning specified in the Credit
     Agreement.

          "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

          "EBIDTA" has the meaning specified in Section 7.4(A).

          "Effective Date" has the meaning specified in Section 3 of the Second Amendment.

          "Eligible Inventory" shall have the meaning specified in the Credit Agreement.

          "Eligible Receivables" shall have the meaning specified in the Credit Agreement.

          "Eligible Transferee" means:

               (a) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $5,000,000,000, or an Affiliate thereof;

               (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $5,000,000,000;


                                 Exhibit 1.1-28

               (c) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands or a political subdivision of any of such country, and having total assets in excess of $20,000,000,000, so long as such bank is acting through a branch or agency located in the United States;

               (d) an insurance company (as defined in Section 2(13) of the Securities Act) that in the aggregate owns and invests, on a discretionary basis, at least $100,000,000 in securities of issuers that are not affiliated with such insurance company; or

               (e) any broker or dealer acquiring such Note for its own account that agrees in writing (for the benefit of the Company) that it shall not, directly or indirectly, act to effect a Change of Control or acquire all or substantially all of the assets of the Company or any Subsidiary, PROVIDED, HOWEVER, that the foregoing shall not adversely affect the rights of such acquiring entity to exercise any remedies under this Agreement or the other Financing Documents available to the holders of Notes generally.

          "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
     section 6901 ET SEQ., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

          "Environmental Lien" means a Lien in favor of any Governmental Body for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Excluded Asset Sales" means Asset Sales consisting of any of the following: (a) sales of Receivables sold by any of the Company's foreign Subsidiaries in the ordinary course of such Subsidiary's business and consistent with its past practices, (b) those Asset Sales permitted pursuant to Section 7.3(B)(i) and (ii) and (c) Asset Sales involving the assets of one or more of the Company's Subsidiaries in Belgium, Mexico and Italy to the extent the aggregate Net Cash Proceeds thereof do not exceed the approximate amounts set forth with respect thereto in the projections attached as Exhibit A to the Disclosure Letter.

          "Existing Loan Termination Date" shall have the meaning specified in the Credit Agreement.

          "Existing Note Purchase Agreement" means this Agreement, as amended up to but not including the Effective Date.


                                 Exhibit 1.1-29

          "Existing Notes" means the Notes issued pursuant to the Existing Note Purchase Agreement.

          "Existing Obligations" has the meaning specified in the Credit Agreement as of the Effective Date.

          "Financing" means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person.

          "Financing Documents" means this Agreement, the Notes, the Guaranty Agreement, the Collateral Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

          "Gross Negligence" means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to any holder of Notes or any indemnitee in any of the other Financing Documents, it shall have the meaning set forth herein.

          "Guaranty Agreement" means that certain Guaranty of SEI dated as of the September 22, 1997, in favor of the holders of the Notes, as it may be amended, modified, supplemented and/or restated (including to add new Guarantors), and as in effect from time to time.

          "Hedging Agreements" has the meaning specified in Section 7.3(Q).

          "Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

          "Holders of Secured Obligations" has the meaning specified in the Collateral Sharing Agreement.

          "Indebtedness" of any Person means, without duplication, such Person's
     (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments,
     (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit, (h) Hedging


                                  Exhibit 1.1-30

     Obligations and (i) Off Balance Sheet Liabilities. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

          "Indemnified Matters" has the meaning specified in Section
     15.3(b)(ii).

          "Indemnitees" has the meaning specified in Section 15.3(b).

          "Institutional Investor" means (a) any original purchaser of a Note,
     (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

          "Intellectual Property Security Agreements" means those certain Patent Security Agreements and/or Trademark Security Agreements, dated the Effective Date, executed by the Company and SEI, respectively, in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

          "Interest Expense" has the meaning specified in Section 7.4(A).

          "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

          "Issuance Prepayments" is defined in Section 3.1(a)(ii).

          "Knowledge" has the meaning specified in Section 12.1(d).

          "Lenders" means the lending institutions listed on the signature pages of the Credit Agreement and their respective successors and assigns.

          "Letter of Credit" has the meaning specified in the Credit Agreement.

          "Material Subsidiaries" means, on the date of any determination thereof, each Subsidiary having (i) assets, as of the immediately preceding Subsidiary Test Date, with a book value equal to or greater than $15,000,000 or (ii) gross revenues, for the period of twelve consecutive months ended as of the immediately preceding Subsidiary Test Date, equal to or greater than $15,000,000. As used in this definition, "Subsidiary Test Date" means the last day of each fiscal quarter of the Company and the last day of each fiscal year of the Company, calculated as of the date of delivery of the financial statements required to be delivered pursuant to
     Section 7.1(A)(ii) and Section 7.1(A)(iii).

          "Mortgages" means, collectively, the fee mortgages and leasehold mortgages granted to the Collateral Agent with respect to certain real estate of the Company, as further identified in Schedule 1.1.5 to the Credit Agreement, together with any additional fee or leasehold mortgages executed and delivered pursuant to the terms of this Agreement or the Security Agreements.


                                  Exhibit 1.1-31

          "Net Cash Proceeds" means, with respect to any Asset Sale by any Person, (a) cash (freely convertible into United States dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset
     Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale which such Person pays in cash or reasonably estimates to be payable in cash during the applicable tax year (after taking into account the entire tax filing posture of the recipient of the proceeds from such Asset Sale), (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale, (iii) repayment of Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (b) cash payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

          "Net Income" has the meaning specified in Section 7.4(A).

          "Obligations" has the meaning specified in the Credit Agreement.

          "Off Balance Sheet Liabilities" has the meaning specified in the Credit Agreement.

          "Permitted Existing Contingent Obligations" means the Contingent Obligations of the Company and its Subsidiaries identified as such on
     Schedule 1.1.1 of the Credit Agreement as of the Effective Date.

          "Permitted Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries identified as such on Schedule 1.1.2 of the Credit Agreement as of the Effective Date.

          "Permitted Existing Investments" means the Investments of the Company and its Subsidiaries identified as such on Schedule 1.1.3 of the Credit Agreement as of the Effective Date.

          "Permitted Existing Liens" means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 1.1.4 of the Credit Agreement as of the Effective Date.

          "Permitted Purchase Money Indebtedness" has the meaning specified in
     Section 7.3(A)(viii).

          "Permitted Refinancing Indebtedness" means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (PLUS accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or


                                  Exhibit 1.1-32
     extended, (ii) does not have a weighted average life to maturity at the time of such replacement, renewal, refinancing or extension that is less than the weighted average life to maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and
     (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Company or to the holders of the Notes than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

          "Pledge Agreements" means, collectively, (a) the Shares Accounts Pledge Agreement dated as of November 21, 1997 executed by the Company in favor of the Collateral Agent, with respect to 65% of the outstanding Capital Stock of Sames, S.A., (b) the Equitable Share Charge dated as of November 21, 1997 executed by the Company in favor of the Collateral Agent, with respect to 65% of the outstanding Capital Stock of Binks-Sames Limited, (c) the Pledge Agreement dated the Effective Date, executed by the Company in favor of the Collateral Agent with respect to 65% of the outstanding Capital Stock of Binks Sames Canada, Ltd. and (d) the Pledge Agreement dated the Effective Date, executed by the Company in favor of the Collateral Agent with respect to 100% of the outstanding Capital Stock of Sames Electrostatic, Inc., in each case as the same may from time to time be amended, modified, supplemented or restated.

          "Receivable(s)" means, with respect to any Person, all of such Person's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

          "Releasee" has the meaning specified in Section 15.3(d).

          "Releasors" has the meaning specified in Section 15.3(d).

          "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days after such event occurs, PROVIDED, HOWEVER, that a failure to meet the minimum funding standards of Section 412 of the Code and of
     Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either
     Section 4043(a) of ERISA or Section 412(d) of the Code.

          "Required Creditors" has the meaning given that term in the Collateral Sharing Agreement.


                                  Exhibit 1.1-33

          "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Body, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Exchange Act, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

          "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Company now or hereafter outstanding, except a dividend payable solely in the Company's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Company or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness other than the Notes, and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Notes) or any Equity Interests of the Company or any of the Company's Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

          "Restructuring Expenses" has the meaning specified in Section 7.4(A).

          "Sale Initiative" has the meaning specified in Section 7.5.

          "Sale Initiative Prepayment" has the meaning specified in Section 3.1(a)(i).

          "Second Amendment" means the Waiver and Second Amendment to Note Purchase Agreement, dated the Effective Date, between the Company and The Equitable Life Assurance Society of the United States.

          "Secured Obligations" has the meaning specified in the Collateral Sharing Agreement.

          "Security Agreements" means those certain Security Agreements, dated the Effective Date, executed by the Company and SEI, respectively, in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations, as amended, restated or otherwise modified from time to time.

          "SEI" means Sames Electrostatic, Inc., a Connecticut corporation.

          "Sharing Period" means the period from the Effective Date until the first date on which the aggregate amount of "Asset Sale Prepayments", "Subsidiary Prepayments" and "Issuance Prepayments" equals or exceeds $1,000,000.


                                  Exhibit 1.1-34

          "Subsidiary Prepayments" has the meaning specified in Section 3.1(a)(iii).

          "Supplemental Credit Obligations" means, at any particular time, the sum of (i) the outstanding principal amount of the Supplemental Loans (as defined in the Credit Agreement) at such time, PLUS (ii) the outstanding L/C Obligations (as defined in the Credit Agreement) at such time.

          "Tax Prepayment" has the meaning specified in Section 3.1(a)(iv).

          "Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Company or any member of the Controlled Group; (iii) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.

          "Transfer Event of Default" means:

          (a) the occurrence of any Event of Default under any of clauses (a) or (e) through (k) of Section 12.1;

          (b) the occurrence of any Default under Section 12.1(b)(ii) as a result of the Company's breach of Section 7.1(I) and such breach shall continue unremedied for 10 Business Days after notice thereof is given to the Company by any holder of Notes (such 10-day period ending on the 10th day following the giving of such notice whether or not such notice was given prior to the expiration of the two Business Day grace period contained in Section 12.1(b)(ii));

          (c)  the occurrence of any Event of Default under Section
     12.1(b)(iii);

          (d) the occurrence of any Default under Section 12.1(c) arising out of any breach of the representations and warranties made under Section 2.4 or Section 2.5; or

          (e) the occurrence of any Default under Section 12.1(d) arising out of any breach of the provisions of Section 7.1(A) and such breach shall continue unremedied for 30 days after notice thereof is given to the Company by any holder of Notes (such 30-day period ending on the 30th day following the giving of such notice whether or not such notice was given prior to the expiration of the 30-day grace period contained in Section 12.1(d)).


     8.   AMENDMENT OF SECTION 12.1 OF THE EXISTING NOTE PURCHASE AGREEMENT.
Section 12.1 of the Existing Note Purchase Agreement is amended and restated in its entirety as follows:


                                  Exhibit 1.1-35

          12.1. EVENTS OF DEFAULT; REMEDIES. If any of the following events (herein called "Events of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise):

               (a)    FAILURE TO MAKE PAYMENTS WHEN DUE.  The Company shall:

                      (i) default in the due and punctual payment or prepayment of all or any part of the principal of, or prepayment charge (if any) on, any Note when and as the same shall become due and payable, whether at stated maturity, by acceleration, by notice of prepayment or otherwise; or

                      (ii) default in the due and punctual payment or prepayment of any interest on any Note when and as such interest shall become due and payable, and such default shall continue for a period of five Business Days;

               (b) BREACH OF CERTAIN COVENANTS. The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Company under any of:

                      (i) Sections 7.2(F), 7.2(K)(i), or 7.2(K)(iii) and such failure shall continue unremedied for ten Business Days; or

                      (ii) Sections 3.1(b) or 7.1(I) and such failure shall
               continue unremedied for two Business Days; or

                      (iii)     Sections 7.3, 7.4, or 7.5;

               (c) BREACH OF REPRESENTATION OR WARRANTY. Any representation, warranty or statement made by or on behalf of the Company or any Subsidiary or any officer of the Company or any Subsidiary in any Financing Document or in any financial statement, certificate or other instrument or document now or hereafter delivered pursuant to or in connection with any provision of any Financing Document shall prove to be false or misleading in any material respect on the date as of which made;

               (d) OTHER DEFAULTS. The Company shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (a), (b) or (c) of this Section 12.1), or the Company or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Financing Documents, and such default shall continue for 30 days after the earlier of (1) written notice thereof has been given to the Company; and (2) any member of senior executive management of the Company has "Knowledge" (as hereinafter defined) of such Default. For purposes hereof and paragraph (Q) below, "Knowledge" means with respect to any Person, the actual knowledge, after due inquiry, of any fact or circumstance or any fact or circumstance of which such Person should have known, with respect to any of (A) the chairman of the board of directors, chief executive officer, chief financial officer, chief operating officer, executive vice president for operations, treasurer and/or controller of the Company (or persons performing the functions typically performed by persons with such titles) and (B) the senior corporate executive officers and chairman of the board of each Material Subsidiary of the Company; PROVIDED, HOWEVER, with respect to Requirements of Law and other matters regulated by any Governmental Body the list


                                  Exhibit 1.1-36
          of Persons in clauses (A) and (B) shall include the persons primarily responsible for monitoring and ensuring compliance with such Requirements of Law and other regulatory matters or Persons succeeding to their respective duties as employees of such Person as of the Effective Date;

               (e)    DEFAULT AS TO OTHER INDEBTEDNESS.

                      (i) CREDIT AGREEMENT DEFAULTS. The Company or any of its Subsidiaries shall fail to pay any part of the Obligations beyond any period of grace provided with respect thereto; or any breach, default or event of default shall occur, or any other condition shall exist under the Credit Agreement or any other instrument, agreement or indenture pertaining to the Obligations, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase the Indebtedness evidenced by the Obligations or other required repurchase or repayment thereof, or permit the Lenders (or the Collateral Agent) to accelerate the maturity of any the Obligations (or any portion thereof) or require a redemption or other repurchase of the Obligations (or any portion thereof); or the Obligations (or any portion thereof) shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment or any prepayment required under Section 2.5 of the Credit Agreement) prior to the stated maturity thereof; or

                      (ii) OTHER INDEBTEDNESS.  The Company or any of its
               Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any Indebtedness (other than the Notes), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $1,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Company offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Company or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

               (f)    INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

                      (i) An involuntary case shall be commenced against the Company or any of its Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within 60 days after commencement of the case; or a court having jurisdiction in the premises


                                  Exhibit 1.1-37
               shall enter a decree or order for relief in respect of the Company or any of its Material Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or

                      (ii) A decree or order of a court having jurisdiction in
               the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Material Subsidiaries or over all or a substantial part of the property of the Company or any of its Material Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Company or any of its Material Subsidiaries or of all or a substantial part of the property of the Company or any of its Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of its Material Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within 60 days after entry, appointment or issuance;

               (g) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Company or any of its Material Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate action to authorize any of the foregoing;

               (h) JUDGMENTS AND ATTACHMENTS. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Company or any of its Material Subsidiaries or any of their respective assets, involving in any single case or in the aggregate an amount in excess of (i) $1,000,000 with respect to matters other than the Disclosed Disputes or (ii) with respect to the Disclosed Disputes, the amounts set forth in the Disclosure Letter, is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days or in any event later than 15 days prior to the date of any proposed sale thereunder;

               (i) DISSOLUTION. Any order, judgment or decree shall be entered against the Company decreeing its involuntary dissolution and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Company shall otherwise dissolve or cease to exist;

               (j) FINANCING DOCUMENTS; FAILURE OF SECURITY. At any time, for any reason, (i) any Financing Document as a whole that materially affects the ability of the Collateral Agent or any holder of Notes to enforce the Notes or enforce its rights against the Collateral ceases to be in full force and effect and the Company fails to cure any defect within 10 Business Days of written notice thereof by any holder of Notes to the Company; (ii) the Company or any of its Material Subsidiaries which is a party to any Financing Document seeks to repudiate its obligations under any such Financing Document; (iii) Liens with respect to any material portion of the Collateral


                                  Exhibit 1.1-38
          intended to be created by the Collateral Documents are invalid or unperfected other than solely as a result of an action or failure to act on the part of the Collateral Agent; (iv) the Company or any such Subsidiary seeks to render any Liens on the Collateral invalid and unperfected, or (v) Liens on any material portion of the Collateral shall not have the priority contemplated by this Agreement or the Collateral Documents other than solely as a result of an action or failure to act on the part of the Collateral Agent;

               (k) TERMINATION EVENT. Any Termination Event occurs which the Majority Holders believe is reasonably likely to subject the Company and/or any Subsidiary to liability in excess of $1,000,000;

               (l) WAIVER OF MINIMUM FUNDING STANDARD. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Majority Holders reasonably believe the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Company or any Controlled Group member to liability in excess of $1,000,000;

               (m)    [Intentionally Omitted];

               (n) HEDGING AGREEMENTS. Nonpayment by the Company or any of its Subsidiaries of any obligation under any Hedging Agreement or the declared default by the Company or any such Subsidiary of any material term, provision or condition contained in any such Hedging Agreement;

               (o)    ENVIRONMENTAL MATTERS.  Except as disclosed in Schedule
          6.18 of the Credit Agreement, the Company or any of its Material Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Company or any of its Material Subsidiaries of any Contaminant into the environment, (ii) the liability of the Company or any of its Material Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Company or any of its Material Subsidiaries, which, in any case, has or is reasonably likely to subject the Company to liability in excess of $5,000,000;

               (p)    GUARANTOR REVOCATION.

                      (i) the Guaranty Agreement shall cease to be in full force and effect or shall be declared by a court or governmental authority of competent jurisdiction to be void, voidable or unenforceable against SEI,

                      (ii) the validity or enforceability of the Guaranty Agreement against SEI shall be contested by SEI, the Company or any Affiliate, or

                      (iii) SEI, the Company or any Affiliate shall deny that SEI has any further liability or obligation under the Guaranty Agreement; or

               (q) TERMINATION OF ADVISORS' ENGAGEMENTS. The engagement by the Company of Blair to sell the Company shall have been terminated by any Person without the prompt engagement of a replacement investment bank reasonably acceptable to the Majority Holders or the engagement by the Company of Dratt-


                                  Exhibit 1.1-31

          Campbell without the prompt engagement of another reputable financial consultant reasonably acceptable to the Majority Holders shall have occurred;

     then (A) upon the occurrence of any Event of Default described in subsection (f) or (g), the unpaid principal amount of all Notes together with the interest accrued thereon, and, to the extent lawful, an amount equal to the applicable Additional Amount, shall automatically become immediately due and payable, without presentment, demand, notice, declaration, protest or other requirements of any kind, all of which are hereby expressly waived, or (B) upon the occurrence of any other Event of Default, the holders of at least a majority of the unpaid principal amount of the Notes at the time outstanding may, by written notice to the Company, declare the unpaid principal amount of all Notes to be, and the same shall forthwith become, immediately due and payable, together with the interest accrued thereon and, to the extent lawful, the applicable Additional Amount, if any, all without presentment, demand, notice, protest or other requirements of any kind, all of which are hereby expressly waived.

     As used herein, the term "Additional Amount" means, with respect to any acceleration under Section 12.1(A) or (B) of the maturity of any Note or Notes referred to in the preceding paragraph, an amount equal to the applicable Make Whole Premium.

     The provisions of this Section 12.1 are subject, however, to the condition that if, at any time after any Note shall have so become due and payable, the Company shall pay all arrears of interest on the Notes and all payments on account of the principal of and, to the extent permitted by law, prepayment charge (if any) on the Notes which shall have become due otherwise than by acceleration (with interest on all such overdue principal and prepayment charge, if any, and, to the extent permitted by law, on overdue payments of interest, at the applicable rate per annum provided for in the Notes or this Agreement in respect of overdue amounts of principal, prepayment charge and interest), and all Events of Default (other than nonpayment of principal of, prepayment charge (if any) and accrued interest on the Notes, due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 15.2, then, and in every such case, the Majority Holders, by written notice to the Company, may rescind and annul any such acceleration and its consequences with respect to the Notes; but no such action shall affect any subsequent Default or Event of Default or impair any right consequent thereon.


     9.   AMENDMENT OF ARTICLE XIII OF THE EXISTING NOTE PURCHASE AGREEMENT.
Article XIII of the Existing Note Purchase Agreement is hereby amended by adding the following paragraph:

          Any holder of any Note may transfer such Note as follows:

               (a) at any time to one or more of the Holders of Secured Obligations (or an Affiliate thereof) or one or more Eligible Transferees;

               (b) at any time to one or more Persons consented to by the Company (which consent shall not be unreasonably withheld or delayed); and

               (iii) following the occurrence of a Transfer Event of Default or at any time after November 30, 1998, to any other Person.


     10.  AMENDMENT OF SECTION 15.2 OF THE EXISTING NOTE PURCHASE AGREEMENT.
Section 15.2(a) of the Existing Note Purchase Agreement is amended and restated in its entirety as follows:


                                  Exhibit 1.1-40

          15.2.  AMENDMENT AND WAIVER.

          (a) Any term, covenant, agreement or condition of this Agreement or of the Notes relating to administrative or other miscellaneous, non-remunerative matters particular to this Agreement (as to which the Lenders could not reasonably be expected to wish to request a similar amendment or waiver under the Credit Agreement) may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Majority Holders, PROVIDED that only with the consent of the Required Creditors and the Company, and only if the Company shall concurrently enter into a substantially similar amendment or waiver with respect to the Credit Agreement, a waiver or amendment may be effected for the purpose of (1) adding terms or provisions favorable to the holders of the Notes under this Agreement and favorable to the Lenders under the Credit Agreement, or (2)(A) modifying any affirmative covenants, negative covenants or financial covenants set forth in Article 7 of this Agreement and Article VII of the Credit Agreement, (B) modifying any of the representations and warranties contained in this Agreement, the Credit Agreement or any of the Collateral Documents (so long as such modification does not involve one of the Unanimous Voting Matters), (C) waiving any Event of Default under this Agreement and waiving any "Default" under the Credit Agreement relating solely to such affirmative covenants, negative covenants, financial covenants, representations or warranties, or (D) waiving any other Event of Default under this Agreement or any "Default" under and as defined in the Credit Agreement (so long as such Event of Default or Default does not involve one of the Unanimous Voting Matters); PROVIDED, FURTHER, HOWEVER, in no event shall any such amendments or waivers of this Agreement or the Credit Agreement (including, without limitation, the applicable provisions of the Disclosure Letter) involving any of the items in clauses (i) through (xiii) below be effective without the consent of each holder of Notes or if applicable the Lender affected thereby:

                 (i) change any maturity date or any other date fixed for any payment of principal of, or interest on, the Secured Obligations or any fees or other amounts payable to the holders of Notes or the Lenders;

                 (ii) reduce the principal amount of any Secured Obligations or the rate of interest thereon or any fees, prepayment charges or other amounts payable to the holders of Notes or the Lenders;

                 (iii) change the definition of "Required Creditors," "Majority Holders" or "Required Lenders" (as defined in the Credit Agreement) or any other defined term used to designate the applicable percentage in this Agreement, the Credit Agreement or any Collateral Document as applicable to act on specified matters;

                 (iv) increase the Aggregate Supplemental Loan Commitment or otherwise increase the principal amount which may be borrowed under the Credit Agreement (other than as a result of a change in the Borrowing Base or the components thereof which is not covered by the terms of clause (ix) below);

                 (v) permit the Company to assign its rights with respect to the Secured Obligations;

                 (vi) amend this Section 15.2, Section 9.3 of the Credit Agreement, or Section 30 of the Collateral Sharing Agreement;


                                  Exhibit 1.1-41

                 (vii) other than in connection with a transaction expressly permitted by the terms of this Agreement (including, without limitation, Sections 3.1(a)(I), 7.3(B) and 7.5(g) hereof) and the Credit Agreement, release any Collateral;

                 (viii) change the definition of "Make Whole Premium;"

                 (ix)   change (A) any of the dollar amounts specified in clause
          (iii) of the definition of "Borrowing Base" set forth in the Credit Agreement, (B) either of the percentages used in clauses (i) or (ii) of such definition of "Borrowing Base" in determining the Borrowing Base, (C) the definition of the "Maximum Amount" set forth in the Credit Agreement or (D) the types of assets which are included in the Borrowing Base (I.E., expand the Borrowing Base to permit any assets other than Receivables and Inventory to have loan value); PROVIDED this clause (ix)(D) shall not apply to the eligibility criteria applied to Receivables and Inventory;

                 (x) amend Section 7.3(F)(ii), Section 7.3(N), Section 7.5(a), Section 7.5(b) or Section 7.5(e), of this Agreement or the Credit Agreement or consent to the waiver of any Default or Event of Default hereunder, or any "Unmatured Default" or "Default" under the Credit Agreement, relating thereto;

                 (xi) amend any indemnity provision set forth in this Agreement, the Credit Agreement or any Financing Document;

                 (xii) amend Section 2.4 or Section 2.5 of this Agreement or consent to any waiver of any Event of Default as a result of a material misrepresentation under such Sections or any "Unmatured Default" under the Credit Agreement as a result of a material misrepresentation under Section 6.4 or Section 6.10 of the Credit Agreement; or

                 (xiii) waive any Event of Default occurring under any of clauses (f), (g) or (i) of Section 12.1 of this Agreement or any of "Default" under any of clauses (F), (G) or (I) of Section 8.1 of the Credit Agreement.

     11.  AMENDMENT OF SECTION 15.3 OF THE EXISTING NOTE PURCHASE AGREEMENT.
Section 15.3 of the Existing Note Purchase Agreement is amended and restated in its entirety as follows:

          15.3   EXPENSES; INDEMNIFICATION.

          (a) EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Financing Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Financing Document, or by reason of being a holder of any Note, (b) the reasonable fees, costs and expenses, including reasonable attorneys' and reasonable financial advisors' fees and costs and expenses, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the


                                  Exhibit 1.1-42
     transactions contemplated hereby and by the Notes and (c) the reasonable costs and expenses (including travel expenses) incurred in connection with the review, evaluation, negotiation, analysis, due diligence investigation or other activity related to any of the Financing Documents and the holders' and the Collateral Agent's rights and remedies thereunder (including any such activity occurring during any work-out or restructuring of the transactions contemplated hereby and by the Notes or during a bankruptcy, insolvency, reorganization or similar proceeding). The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders.

          (b) INDEMNITY. The Company further agrees to defend, protect, indemnify, and hold harmless the Collateral Agent, each holder of Notes and each of their respective Affiliates, and each of such Collateral Agent's, holder's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Section 4 of the Second Amendment) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

                 (i) this Agreement, the other Financing Documents, or any act, event or transaction related or attendant thereto, and the issuance of the Notes, or any of the other transactions contemplated by the Financing Documents; or

                 (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Company, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Company or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Company or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "Indemnified Matters");

     PROVIDED, HOWEVER, the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters arising from and to the extent caused by or resulting from the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Financing Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.


                                  Exhibit 1.1-43

          (c) WAIVER OF CERTAIN CLAIMS; SETTLEMENT OF CLAIMS. The Company further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages in an amount which exceeds $100,000. No settlement shall be entered into by the Company or any of its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Financing Documents (whether or not any holder of Notes or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

          (d) RELEASE. To the fullest extent permitted by applicable law, in consideration of your execution of this Agreement, the Company, and by its reaffirmation of the Guaranty Agreement, SEI, on behalf of themselves and each of their successors and assigns (collectively, the "Releasors"), do hereby forever release, discharge and acquit you and each other holder of Notes, and each of your and their respective parents, subsidiaries and affiliate corporations or partnerships, and your and their respective officers, directors, partners, trustees, shareholders, agents, attorneys and employees, and your and their respective successors, heirs and assigns (collectively, the "Releasees") of and from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or equity), indebtedness and obligations (collectively, "Claims"), of every type, kind, nature, description or character, including, without limitation, any so-called "lender liability" claims or defenses, and irrespective of how, why or by reason of what facts, whether such Claims have heretofore arisen, are now existing or hereafter arise, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length, which in any way arise out of, are connected with or in any way relate to actions or omissions which occurred on or prior to the date hereof with respect to the Company, the Notes, this Agreement, the Existing Note Purchase Agreement, any Financing Document or any third parties liable in whole or in part for the obligations in respect of the Notes. Each of the Releasors further agrees to indemnify the Releasees and hold each of the Releasees harmless from and against any and all such Claims which might be brought against any of the Releasees on behalf of any person or entity, including, without limitation, officers, directors, agents, trustees, creditors or shareholders of any of the Releasors. For purposes of the release contained in this paragraph, any reference to any Releasor shall mean and include, as applicable, such Person's or Persons' successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession, acting on behalf of such parties.

          (e)    SURVIVAL.  The obligations of the Company under this
     Section 15.3 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

     12. AMENDMENT OF SECTION 15.6 OF THE EXISTING NOTE PURCHASE AGREEMENT. Clause (c) of Section 15.6 of the Existing Note Purchase Agreement is amended and restated in its entirety as follows:


                                  Exhibit 1.1-44

          (c)    if to the Company, to:

                 Binks Sames Corporation
                 9201 Belmont Avenue
                 Franklin Park, Illinois 60131-2887
                 Attention:  Jeffrey W. Lemajeur
                 Telephone:  (847) 671-3000
                 Facsimile:  (847) 671-5690


     13.  AMENDMENT OF ARTICLE XV OF THE EXISTING NOTE PURCHASE AGREEMENT.
Article XV of the Existing Note Purchase Agreement is hereby amended by adding the following new Section 15.14:

          15.14. CONFIDENTIAL INFORMATION. For the purposes of this Section 15.14, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was either (a) delivered or presented in connection with the Sale Initiative or (b) clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, PROVIDED that such term does not include information that

                 (a) was publicly known or otherwise known to you prior to the time of such disclosure,

                 (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf,

                 (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary, or

                 (d)    constitutes financial statements delivered to you under
          Section 7.1 that are otherwise publicly available.

     You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, PROVIDED that you may deliver or disclose Confidential Information to:

                 (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes),

                 (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 15.14,

                 (iii)  any other holder of any Note,

                 (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this
          Section 15.14),


                                  Exhibit 1.1-45

                 (v) any Person from which you offer to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15.14),

                 (vi) any federal or state regulatory authority having jurisdiction over you,

                 (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or

                 (viii) any other Person to which such delivery or disclosure may be necessary or appropriate

                        (A) to effect compliance with any law, rule, regulation or order applicable to you,

                        (B) in response to any subpoena or other legal process,

                        (C) in connection with any litigation to which you are a party, or

                        (D) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Financing Documents.

     Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section
     15.14 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 15.14.


     14. SCHEDULE I. Schedule I of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to be in the form of Schedule A of the Second Amendment.


     15. EXHIBIT A. Exhibit A of the Existing Note Purchase Agreement is hereby amended and restated in its entirety to be in the form of Exhibit 1.2 of the Second Amendment.


                                  Exhibit 1.1-46

                                                                     EXHIBIT 1.2

                     AMENDMENT AND RESTATEMENT OF EXISTING NOTES


                                     FORM OF NOTE

                               BINKS SAMES CORPORATION

                              7.64% SERIES A SENIOR NOTE

                                DUE SEPTEMBER 30, 1999

No. R-___                                                      Chicago, Illinois

$___________________                                           __________, 199__

                                                               PPN:  090527 A@ 1

     Binks Sames Corporation, a Delaware corporation (the "Company"), for value received, hereby promises to pay to

                                   [NAME OF HOLDER]

                                or registered assigns
                          on the 30th day of September, 1999
                               the principal amount of

                  ________________________ DOLLARS ($______________)

and to pay interest (computed on the basis of a 360-day year and actual days elapsed) on the principal amount from time to time remaining unpaid hereon at the rate of 7.64% PER ANNUM from the date hereof until maturity, payable monthly on the fifteenth (15th) day of each calendar month in each year commencing April 15, 1998, and at maturity. The Company further agrees to pay interest (so computed) at the rate of 9.64% PER ANNUM on any overdue principal and Make Whole Premium and, to the extent permitted by applicable law, on any overdue interest, until the same shall be paid. Payments of principal, prepayment charges (if any) hereof and interest hereon and all other amounts payable hereunder or under the Note Purchase Agreements referred to below shall be made in currency of the United States of America in immediately available funds, at the principal office of the Company (subject to the provisions of Section 15.1 and Schedule I of such Note Purchase Agreements), without deduction, set-off or counterclaim, not later than 1:00 p.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

     This Note is one of the 7.64% Series A Senior Notes due 1999 of the Company in the aggregate principal amount of $15,000,000 issued or to be issued under and pursuant to the terms and provisions of the separate and several Note Purchase Agreements, each dated as of November 30, 1993, entered into by the Company with the original Purchasers therein referred to, as amended by a Waiver and First Amendment to Note Purchase Agreement dated September 23, 1997 and a Waiver and Second Amendment to Note Purchase Agreement dated March 16, 1998 (as may be further amended, restated or otherwise modified from time to time, the "Note Purchase Agreements"), and this Note and the holder hereof are entitled equally and ratably with the holders


                                  Exhibit 1.2-1
of all other Notes outstanding under the Note Purchase Agreements to all the benefits provided for thereby or referred to therein, to which Note Purchase Agreements reference is hereby made for a statement thereof. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Note Purchase Agreements.

     This Note and the other Notes outstanding under the Note Purchase Agreements may be declared or otherwise become due prior to their expressed maturity dates, and a Make Whole Premium is required to be paid thereon, all in the events, on the terms and in the manner and amounts provided in the Note Purchase Agreements.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates, except on the terms and conditions and in the amounts set forth in the Note Purchase Agreements.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal executive office of the Company accompanied (if so required by the Company) by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, Make Whole Premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.


                                   BINKS SAMES CORPORATION



                                   By:
                                      ---------------------------------------


                                  Exhibit 1.2-2

                                                                  EXHIBIT 3.6(a)

                                   FORM OF MORTGAGE


                                  Exhibit 3.6(a)-1

                                                                  EXHIBIT 3.6(b)

                              FORM OF SECURITY AGREEMENT


                                  Exhibit 3.6(b)-1

                                                                  EXHIBIT 3.6(c)

                          FORM OF PATENT SECURITY AGREEMENT


                                  Exhibit 3.6(c)-1

                                                                  EXHIBIT 3.6(d)

                               FORM OF PLEDGE AGREEMENT


                                  Exhibit 3.6(d)-1